Filed Pursuant to Rule 424(b)(5)
Registration No. 333-208930

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to the notes has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement is not an offer to sell the notes and it is not soliciting an offer to buy the notes in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated May 24, 2016

Preliminary prospectus supplement

(To prospectus dated January 20, 2016)

TimkenSteel Corporation

$75,000,000

    % Convertible Senior Notes due 2021

Interest payable June 1 and December 1

We are offering $75,000,000 principal amount of our     % Convertible Senior Notes due 2021. The notes will bear interest at a rate of     % per year, payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2016. The notes will mature on June 1, 2021.

Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding March 1, 2021 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on September 30, 2016 (and only during such calendar quarter), if the last reported sale price of our common shares for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined below) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common shares and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On or after March 1, 2021 until the close of business on the business day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay or deliver, as the case may be, cash, our common shares or a combination of cash and our common shares, at our election, as described in this prospectus supplement.

The conversion rate will initially be              common shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $         per common share). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances.

We may not redeem the notes prior to the maturity date, and no sinking fund is provided for the notes.

If we undergo a fundamental change, holders may require us to repurchase for cash all or any portion of their notes at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be our senior, direct, unsecured obligations and will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our unsecured indebtedness that is not so subordinated; effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

We do not intend to apply to list the notes on any securities exchange or any automated dealer quotation system. Our common shares are listed on the New York Stock Exchange under the symbol “TMST.” The last reported sale price of our common shares on the New York Stock Exchange on May 23, 2016 was $10.42 per share.

Investing in the notes involves a high degree of risk. See “Risk factors” beginning on page S-9 of this prospectus supplement.

	Per note	Total

Public offering price(1)	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to us	$	$

(1)	Plus accrued interest, if any, from , 2016.

We have granted the underwriters the right to purchase, exercisable within a 30-day period, up to an additional $11,250,000 principal amount of notes, solely to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company, or DTC, on or about                 , 2016.

Sole book-running manager

J.P. Morgan

Co-Manager

Deutsche Bank Securities

                    , 2016

About this prospectus supplement

This prospectus supplement, and the accompanying prospectus, is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Generally, when we refer to this prospectus, we are referring to both this prospectus supplement and the accompanying prospectus combined. As permitted under the rules of the SEC, this prospectus incorporates important business information about TimkenSteel Corporation that is contained in documents that we file with the SEC, but that are not included in or delivered with this prospectus supplement. You may obtain copies of these documents, without charge, from the website maintained by the SEC at www.sec.gov, as well as other sources. See “Where you can find more information.”

We and the underwriters have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus, any document incorporated by reference or any free writing prospectus is accurate as of any date, other than the date mentioned on the cover page of any such document. We and the underwriters are not making offers to sell the securities described in this prospectus supplement and the accompanying prospectus in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

Unless we state otherwise or the context indicates otherwise, all references in this prospectus supplement to “we,” “us,” “our,” “the Company” or “TimkenSteel” or other similar terms mean TimkenSteel Corporation and its subsidiaries, and all references to “Timken” mean The Timken Company and its subsidiaries, except that, for all periods following our spinoff from Timken, which we refer to as the spinoff, such references exclude TimkenSteel.

Previously, we operated in and reported financial results for two operating segments, Industrial & Mobile and Energy & Distribution. Effective January 1, 2016, we eliminated segment reporting as a result of organizational changes made in the fourth quarter of 2015, in addition to the integrated nature of the Company’s business. These organizational changes were made to better align resources to support the business strategy of operating in a leaner, more efficient environment. As a result, TimkenSteel is conducting its business activities and reporting financial results in one business segment and is represented by the TimkenSteel Corporation Consolidated Statements of Operations, Consolidated Statements of Comprehensive (Loss) Income, Consolidated Statements of Cash Flow, and the accompanying Notes to Consolidated Financial Statements. The unaudited interim financial statements reporting our results for the quarters ended March 31, 2016 and 2015 contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016, which is incorporated in this prospectus supplement and the accompanying prospectus by reference, are consistent and comparable to the historical audited consolidated financial statements that have been incorporated by reference in this prospectus supplement and the accompanying prospectus.

S-i

Special note regarding forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, or the Exchange Act, that represent our beliefs, projections and predictions about future events or our future performance. You can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “outlook,” “intend,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “target,” “will,” “would” or the negative or plural of these terms or other similar expressions or phrases. These forward-looking statements are necessarily subjective and involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievement described in or implied by such statements.

Risk factors and uncertainties that may cause actual results to differ materially from expected results include, among others:

•

deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which we conduct business, including additional adverse effects from global economic slowdown, terrorism or hostilities. This includes: political risks associated with the potential instability of governments and legal systems in countries in which we or our customers conduct business, and changes in currency valuations;

•

the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which we operate. This includes: our ability to respond to rapid changes in customer demand; the effects of customer bankruptcies or liquidations; the impact of changes in industrial business cycles; and whether conditions of fair trade continue in the U.S. markets;

•

competitive factors, including changes in market penetration; increasing price competition by existing or new foreign and domestic competitors; the introduction of new products by existing and new competitors; and new technology that may impact the way our products are sold or distributed;

•

changes in operating costs, including the effect of changes in our manufacturing processes; changes in costs associated with varying levels of operations and manufacturing capacity; availability of raw materials and energy; our ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of our surcharge mechanism; changes in the expected costs associated with product warranty claims; changes resulting from inventory management, cost reduction initiatives and different levels of customer demands; the effects of unplanned work stoppages; and changes in the cost of labor and benefits;

•

the success of our operating plans, announced programs, initiatives and capital investments (including the jumbo bloom vertical caster and advanced quench-and-temper facility); the ability to integrate acquired companies; the ability of acquired companies to achieve satisfactory operating results, including results being accretive to earnings; and our ability to maintain appropriate relations with unions that represent our associates in certain locations in order to avoid disruptions of business;

•	unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, environmental issues and taxes, among other matters;

•

the availability of financing and interest rates, which affect: our cost of funds and/or ability to raise capital; our pension obligations and investment performance; and/or customer demand and the ability of customers to obtain financing to purchase our products or equipment that contain our products; and the amount of any dividend declared by our Board of Directors on our common shares and the amount and timing of any repurchases of our common shares; and

S-ii

•	those items identified under “Risk Factors” in this prospectus supplement and the accompanying prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC.

See “Risk factors” for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. You are cautioned that it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results and that the above list should not be considered to be a complete list. Any forward-looking statement you read in this prospectus supplement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, operating results, growth strategy and liquidity. You should not place undue reliance on these forward-looking statements because such statements speak only as to the date when made. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future, except as otherwise required by applicable law.

S-iii

Summary

This summary highlights significant aspects of our business and this offering, but it is not complete and may not contain all of the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the historical financial statements and their related notes, incorporated by reference in this prospectus supplement. Investing in the notes involves significant risks, as described in the “Risk factors” section.

Our business

TimkenSteel became an independent, publicly traded company as the result of the spinoff from Timken on June 30, 2014. In the spinoff, Timken transferred to us all of the assets and generally all of the liabilities related to Timken’s steel business. TimkenSteel was incorporated in Ohio on October 24, 2013, in anticipation of the spinoff.

We manufacture alloy steel, as well as carbon and micro-alloy steel, with an annual melt capacity of approximately two million tons. Our portfolio includes special bar quality, or SBQ, bars, seamless mechanical tubes and value-add solutions, such as precision steel components. In addition, we supply machining and thermal treatment services, as well as manage raw material recycling programs, which are used as a feeder system for our melt operations. Our products and services are used in a diverse range of demanding applications in the following market sectors: oil & gas; automotive; industrial equipment; mining; construction; rail; aerospace and defense; heavy truck; agriculture; and power generation.

Based on our knowledge of the steel industry, we believe we are the only focused SBQ steel producer in North America and have the largest SBQ steel large bar (6-inch diameter and greater) production capacity among the North American steel producers. In addition, we are the only steel manufacturer with capabilities of developing SBQ steel large bars up to 16-inches in diameter. SBQ steel is made to restrictive chemical compositions and high internal purity levels and is used in critical mechanical applications. We make these products from nearly 100% recycled steel, using our expertise in raw materials to create custom steel products with a competitive cost structure similar to that of a high-volume producer. We focus on creating tailored products and services for our customers’ most demanding applications. Our engineers are experts in both materials and applications, so we can work closely with each customer to deliver flexible solutions related to our products as well as to their applications and supply chains. We believe our unique operating model and production assets give us a competitive advantage in our industry.

The SBQ bars and tube production process occurs out of our Canton, Ohio manufacturing location. This location accounts for all of the SBQ bars and seamless mechanical tubes we produce and includes three manufacturing facilities: the Faircrest, Harrison, and Gambrinus facilities. Our value-add solutions production process occurs out of three downstream manufacturing facilities: the TimkenSteel Material Services, Tryon Peak, and St. Clair facilities. Many of the production processes are integrated, and the manufacturing facilities produce products that are sold in all of our market sectors. As a result, investments in our facilities and resource allocation decisions affecting our operations are designed to benefit the overall business, not any specific aspect of the business.

Effective January 1, 2016, we eliminated our segment reporting as a result of organizational changes made in the fourth quarter of 2015, in addition to the integrated nature of our business. These organizational changes were made to better align resources to support the business strategy of operating in a leaner, more efficient environment. Specifically, we have centralized our customer-facing activities under one leadership role and eliminated the two segment operating structure. We are now organized in a centralized manner based on functionality. As a result, we are conducting our business activities and reporting financial results in one business segment.

Company information

Our principal executive offices are located at: 1835 Dueber Avenue SW, Canton, Ohio 44706-2798, our telephone number is (330) 471-7000 and our website is http://www.timkensteel.com. We do not intend for information contained in or accessible through our website to be part of this prospectus supplement or the accompanying prospectus, other than documents that we file with the SEC that are incorporated by reference in this prospectus supplement or the accompanying prospectus.

The offering

The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Debt Securities” section of the accompanying prospectus, as supplemented by the “Description of notes” section of this prospectus supplement, contain a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our,” and “us” refer to TimkenSteel Corporation and not to its consolidated subsidiaries.

Issuer	TimkenSteel Corporation, an Ohio corporation.

Securities	$75,000,000 principal amount of % Convertible Senior Notes due 2021 (plus up to an additional $11,250,000 principal amount to cover over-allotments).

Maturity	June 1, 2021, unless earlier repurchased or converted.

Interest	% per year. Interest will accrue from , 2016 and will be payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2016. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of notes—Events of default.”

Conversion rights	Holders may convert all or any portion of their notes, in multiples of $1,000 principal amount, at their option at any time prior to the close of business on the business day immediately preceding March 1, 2021 only under the following circumstances:

•

during any calendar quarter commencing after the calendar quarter ending on September 30, 2016 (and only during such calendar quarter), if the last reported sale price of our common shares for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

•

during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of notes—Conversion rights—Conversion upon satisfaction of trading price condition”) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common shares and the conversion rate on each such trading day; or

•	upon the occurrence of specified corporate events described under “Description of notes—Conversion rights—Conversion upon specified corporate events.”

On or after March 1, 2021 until the close of business on the business day immediately preceding the maturity date, holders may convert all or any portion of their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.

The conversion rate for the notes is initially common shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $ per common share), subject to adjustment as described in this prospectus supplement.

Upon conversion, we will pay or deliver, as the case may be, cash, common shares or a combination of cash and common shares, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and common shares, the amount of cash and number of common shares, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 40-trading day observation period (as described herein). See “Description of notes—Conversion rights—Settlement upon conversion.”

In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances as described under “Description of notes—Conversion rights—Increase in conversion rate upon conversion upon a make-whole fundamental change.”

You will not receive any additional cash payment or additional common shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, common shares or a combination of cash and common shares paid or delivered, as the case may be, to you upon conversion of a note.

No redemption	We may not redeem the notes prior to the maturity date and no “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Fundamental change	If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of notes—Fundamental change permits holders to require us to repurchase notes”), subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in principal amounts of $1,000 or an integral multiple thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of notes—Fundamental change permits holders to require us to repurchase notes.”

Ranking	The notes will be our senior, direct, unsecured obligations and will rank:

•	senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes;

•	equal in right of payment to any of our unsecured indebtedness that is not so subordinated;

•	effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all indebtedness and other liabilities (including trade payables) of our subsidiaries.

As of March 31, 2016, our total consolidated indebtedness was $185.2 million, all of which was senior indebtedness and all of which was secured indebtedness, and our subsidiaries did not have any indebtedness or other liabilities to which the notes would have been structurally subordinated. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option) and the use of proceeds therefrom, our total consolidated indebtedness would have been $ million (without giving effect to the equity component of convertible debt or any debt discount).

The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur.

Use of proceeds	We estimate that the proceeds from this offering will be approximately $ million (or $ million if the underwriters exercise their over-allotment option), after deducting fees and estimated expenses. We intend to use the net proceeds from this offering to repay a portion of the amounts outstanding under our asset-based revolving credit facility, which we refer to as our ABL Facility. See “Use of proceeds.”

Conflicts of Interest	An affiliate of J.P. Morgan Securities LLC is a lender under our ABL Facility. Because the net proceeds from this offering will be used to repay a portion of the amounts outstanding under our ABL Facility, we expect such affiliate to receive more than 5% of the net proceeds of this offering, which would be considered a “conflict of interest” under Financial Regulatory Authority, Inc., or FINRA, Rule 5121. As such, this offering is being conducted in accordance with FINRA Rule 5121, and Deutsche Bank Securities Inc. is acting as the qualified independent underwriter. See “Underwriting (Conflicts of Interest).”

Book-entry form	The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a public market for the notes
The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so, and they may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

U.S. federal income tax considerations
For the U.S. federal income tax consequences of the holding, disposition and conversion of the notes, and the holding and disposition of our common shares, see “Material U.S. federal income tax considerations.”

New York Stock Exchange symbol for our common shares	Our common shares are listed on the New York Stock Exchange under the symbol “TMST.”

Trustee, paying agent and conversion agent	U.S. Bank National Association.

Summary historical consolidated financial data

The following table presents our summary historical consolidated financial data. We derived the summary historical consolidated financial data as of and for the years ended December 31, 2015 and 2014 from our Audited Consolidated Financial Statements incorporated by reference in this prospectus supplement. We derived the summary historical consolidated financial data as of and for the year ended December 31, 2013 from our Audited Consolidated Financial Statements not included or incorporated by reference in this prospectus supplement. We derived the summary historical consolidated financial data as of March 31, 2016 and 2015 and for the three months ended March 31, 2016 and 2015 from our Unaudited Consolidated Financial Statements incorporated by reference in this prospectus supplement. In TimkenSteel’s management’s opinion, the Unaudited Consolidated Financial Statements as of March 31, 2016 and for the three months ended March 31, 2016 and 2015 have been prepared on the same basis as the Audited Consolidated Financial Statements and include all adjustments, consisting only of normal recurring adjustments and allocations, necessary for a fair presentation of the information for the periods presented.

Prior to the spinoff on June 30, 2014, TimkenSteel operated as a reportable segment of Timken. The summary historical consolidated financial data below for periods prior to the separation has been prepared from Timken’s historical accounting records and is presented on a stand-alone basis as if the operations had been conducted independently from Timken. The Consolidated Financial Statements for periods prior to the separation include the historical results of operations, assets and liabilities of the legal entities that are considered to comprise TimkenSteel. The historical results of operations and financial position of TimkenSteel presented below for periods prior to the separation may not be indicative of what they would have been had TimkenSteel actually been a separate stand-alone entity during such periods, nor are they necessarily indicative of TimkenSteel’s future results of operations and financial position.

We present below certain financial information based on our EBIT. EBIT is defined as net income before interest expense and income taxes. EBIT is an important financial measure used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT is useful to investors as this measure is representative of the Company’s performance. It also is a useful reflection of the underlying growth from the ongoing activities of the business and provides improved comparability of results. EBIT is not a measurement of financial performance or condition under accounting principles generally accepted in the United States, or GAAP, and should not be considered as an alternative to net income, operating income, or any other financial performance measure derived in accordance with GAAP. Additionally, EBIT is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. EBIT is not calculated in the same manner by all companies and, accordingly, is not necessarily comparable to similarly titled measures of other companies and may not be an appropriate measure for comparing performance relative to other companies. While we believe that the presentation of EBIT will enhance an investor’s understanding of our operating performance, the use of EBIT as an analytical tool has limitations and you should not consider it in isolation, or as a substitute for an analysis of our results of operations as reported in accordance with GAAP. For a reconciliation of EBIT to net income, please refer to the table below.

For a better understanding, this section should be read in conjunction with the discussion in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016 and the Consolidated Financial Statements and corresponding notes incorporated by reference in this prospectus supplement.

	As of or for the three months ended March 31,		As of or for the fiscal year ended December 31,
	2016	2015	2015	2014	2013
(in millions)	(unaudited)

Statement of Income Data:
Net sales	$217.9	$388.7	$1,106.2	$1,674.2	$1,380.9
Net (loss) income	(13.6)	6.9	(72.4)	104.4	89.5

Balance Sheet Data:
Total assets (as of period end)	1,124.1	1,322.2	1,141.8	1,364.1	1,078.8
Long-term debt (as of period end)	185.2	195.2	200.2	185.2	30.2

Reconciliation of EBIT to GAAP Net (Loss) Income:
Net (loss) income	(13.6)	6.9	(72.4)	104.4	89.5
(Benefit) provision for income taxes	(8.7)	4.2	(42.6)	53.8	38.1
Interest expense	2.0	0.1	3.4	0.9	0.2

EBIT	$(20.3)	$11.2	$(111.6)	$159.1	$127.8

Ratio of earnings to fixed charges

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

	Three months ended March 31,	Year ended December 31,
	2016	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges	(1)	(1)	18.08x	10.78x	40.72x	84.90x

(1)	For the three months ended March 31, 2016, there was a deficiency of earnings to cover the fixed charges of $22.0 million. For the year ended December 31, 2015, there was a deficiency of earnings to cover the fixed charges of $114.3 million. Accordingly, the ratios for these periods have not been presented.

Risk factors

An investment in the notes involves significant risks. Prior to making a decision about investing in the notes, and in consultation with your own financial and legal advisors, you should carefully consider, among other matters, the following risk factors, as well as those incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2015 under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other filings we may make from time to time with the SEC.

Risks related to our debt, including the notes

Our substantial debt upon consummation of this offering could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

We have substantial debt and we will incur additional debt upon consummation of this offering and, as a result, we have significant debt service obligations. As of March 31, 2016, after giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option), on an as adjusted basis, we would have had outstanding debt of approximately $         million (without giving effect to the equity component of convertible debt or any debt discount). Our substantial debt could have important consequences to you. For example, it could:

•

make it more difficult for us to satisfy our financial obligations under the notes, our other indebtedness and our contractual and commercial commitments and increase the risk that we may default on our debt obligations;

•

prevent us from raising the funds necessary to repurchase notes tendered to us if we are required to make an offer to repurchase notes upon a fundamental change, which would constitute a default under the indenture;

•

require us to use a substantial portion of our cash flow from operations to pay interest and principal on the notes and other debt, which would reduce the funds available for working capital, capital expenditures and other general corporate purposes;

•

limit our ability to obtain additional financing for working capital, capital expenditures, acquisitions and other investments, or general corporate purposes, which may limit the ability to execute our business strategy and affect the market price of our common shares and, in turn, the market value of the notes;

•	heighten our vulnerability to downturns in our business, our industry or in the general economy and restrict us from exploiting business opportunities or making acquisitions;

•	place us at a competitive disadvantage compared to those of our competitors that may have less debt;

•	limit management’s discretion in operating our business;

•	limit our flexibility in planning for, or reacting to, changes in our business, the industry in which we operate or the general economy; and

•	result in higher interest expense if interest rates increase and we have outstanding floating rate borrowings.

We and our subsidiaries may be able to incur substantial additional debt in the future. If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

We may not be able to generate sufficient cash to service all of our debt, including the notes, and may be forced to take other actions to satisfy our obligations under our debt, which may not be successful.

Our ability to make scheduled payments on or to refinance our debt obligations, including the notes, and to fund planned capital expenditures and expansion efforts and any strategic alliances or acquisitions we may make in the future depends on our ability to generate cash in the future and our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on (as well as any cash due upon conversion of) our debt, including the notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our debt, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due. Further, we may need to refinance all or a portion of our debt on or before maturity, and we cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all.

Restrictive covenants in the agreements governing our other indebtedness will restrict our ability to operate our business, which may affect the market price of our common shares and, in turn, the market value of the notes.

The agreement governing our ABL Facility contains, and agreements governing indebtedness we may incur in the future may contain, covenants that restrict our ability to, among other things, incur additional debt, pay dividends, make investments, enter into transactions with affiliates, merge or consolidate with other entities or sell all or substantially all of our assets. Additionally, our ABL Facility requires us to maintain a minimum specified fixed charge coverage ratio for three consecutive months beginning July 31, 2017. A breach of any of these covenants could result in a default thereunder, which could allow the lenders or noteholders to declare all amounts outstanding under the applicable debt immediately due and payable and which may affect the market price of our common shares and, in turn, the market value of the notes. We may also be prevented from taking advantage of business opportunities that arise because of the limitations imposed on us by the restrictive covenants under our indebtedness.

We may incur substantially more debt or take other actions that would intensify the risks discussed above.

We and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due. Our ABL Facility restricts our ability to incur additional indebtedness, including secured indebtedness, but if the ABL Facility matures or is repaid, we may not be subject to such restrictions under the terms of any subsequent indebtedness.

There is currently no trading market for the notes, and an active liquid trading market for the notes may not develop or, if it develops, be maintained.

The notes are a new issue of securities, and there is currently no existing trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. Although the underwriters have advised us that they intend to make a market in the notes, they are not obligated to do so and may discontinue any market-making at any time without notice. Accordingly, an active public trading market may not develop for the notes and, even if one develops, may not be maintained. If an active public trading market for the notes does not develop or is not maintained, the market price and liquidity of the notes is likely to be adversely affected and holders may not be able to sell their notes at desired times and prices or at all. If any of the notes are traded after their purchase, they may trade at a discount from their purchase price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, the market price of our common shares, prevailing interest rates, our financial condition, results of operations, business, prospects and credit quality relative to our competitors, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in any of these factors, some of which are beyond our control and others of which would not affect debt that is not convertible or exchangeable into capital shares. Historically, the market for convertible or exchangeable debt has been volatile. Market volatility could materially and adversely affect the notes, regardless of our financial condition, results of operations, business, prospects or credit quality.

The notes have a number of features that may adversely affect the value and trading prices of the notes, including conversion conditions and the lack of financial covenants. Furthermore, even if the conversion conditions are met, volatile or depressed market prices for our common shares are likely to have a similar effect on the trading prices of the notes. It is impossible to assure holders of notes that the trading price of our common shares in the future will not have an adverse effect on the trading price of the notes.

Claims of holders of the notes will be effectively subordinated to claims of lenders under our secured indebtedness to the extent of the value of the collateral securing such secured indebtedness.

The notes are effectively subordinated in right of payment to all of our existing and future secured indebtedness, including indebtedness under our ABL Facility, to the extent of the value of the collateral securing such secured indebtedness. In addition, we may incur additional secured indebtedness in the future. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, the assets that are securing secured indebtedness must first be used to pay the claims under our secured indebtedness in full before these assets may be used to make any payments on the notes. As a result, the holders of the notes may receive less, ratably, than holders of our secured indebtedness in the event of our bankruptcy, liquidation, dissolution or reorganization.

The notes are our obligations exclusively and are not guaranteed by any of our operating subsidiaries.

A portion of our consolidated assets is held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends in part on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Recent and future regulatory actions and other events may adversely affect the trading price and liquidity of the notes.

We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors that employ a convertible arbitrage strategy with respect to convertible debt instruments typically implement that strategy by selling short the common shares underlying the convertible notes and dynamically adjusting their short position while they hold the notes. Investors may also implement this strategy by entering into swaps on our common shares in lieu of or in addition to short selling the common shares. As a result, any specific rules regulating equity swaps or short selling of securities or other governmental action that interferes with the ability of market participants to effect short sales or equity swaps with respect to our common shares could adversely affect the ability of investors in, or potential purchasers of, the notes to conduct the convertible arbitrage strategy that we believe they will employ, or seek to employ, with respect to the notes. This could, in turn, adversely affect the trading price and liquidity of the notes.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common shares). These rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common shares or enter into swaps on our common shares could adversely affect the trading price and the liquidity of the notes.

In addition, if investors and potential purchasers seeking to employ a convertible arbitrage strategy are unable to borrow or enter into swaps on our common shares, in each case on commercially reasonable terms, the trading price and liquidity of the notes may be adversely affected.

Volatility in the market price and trading volume of our common shares could adversely impact the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our common shares could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or the documents we have incorporated by reference in this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common shares would likely adversely impact the trading price of the notes. The market price of our common shares could also be affected by possible sales of our common shares by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common shares. This trading activity could, in turn, affect the trading price of the notes.

Holders of notes will not be entitled to any rights with respect to our common shares, but they will be subject to all changes made with respect to them to the extent our conversion obligation includes common shares.

Holders of notes will not be entitled to any rights with respect to our common shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common shares) prior to the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely common shares (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and common shares in respect of the relevant conversion), but holders of notes will be subject to all changes affecting our common shares. For example, if an amendment is proposed to our amended and restated articles of incorporation or code of regulations requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (if we have elected to settle the relevant conversion by delivering solely common shares (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and common shares in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common shares.

We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.

Holders of the notes will have the right to require us to repurchase their notes upon the occurrence of a fundamental change at a fundamental change repurchase price equal to 100% of their principal amount, plus accrued and unpaid interest, if any, as described under “Description of notes—Fundamental change permits holders to require us to repurchase notes.” In addition, upon conversion of the notes, unless we elect to deliver solely common shares to settle such conversion (other than cash in lieu of any fractional share), we will be required to make cash payments in respect of the notes being converted as described in under “Description of notes—Conversion rights—Settlement upon conversion.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered therefor or notes being converted. In addition, our ability to repurchase the notes or to pay cash upon conversions of the notes may be limited by law, by regulatory authority or by agreements governing our future indebtedness. Our failure to repurchase notes at a time when the repurchase is required by the indenture or to pay any cash payable on future conversions of the notes as required by the indenture would constitute a default under the indenture. A default under the indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof.

Conversions of the notes may adversely affect our financial condition.

If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely common shares (other than cash in lieu of any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity.

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of notes—Conversion rights.” If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely our common shares (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The conditional conversion feature of the notes could result in your receiving less than the value of our common shares into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding March 1, 2021, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash, common shares or a combination of cash and common shares, as applicable, into which the notes would otherwise be convertible.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, could have a material effect on our reported financial results.

Pursuant to Accounting Standards Codification Subtopic 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of shareholders’ equity on our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report greater losses in our financial statements because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the market price of our common shares and the trading price of the notes.

In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of our common shares that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share would be adversely affected.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common shares may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common shares during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, our common shares, or a combination of cash and our common shares. If we elect to satisfy our conversion obligation in cash or a combination of cash and our common shares, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume-weighted average price of our common shares for each trading day in a 40-trading day observation period. As described under “Description of notes—Conversion rights—Settlement upon conversion,” this period would be (i) if the relevant conversion date occurs prior to March 1, 2021, the 40 consecutive trading day period beginning on, and including, the third trading day immediately succeeding such conversion date; and (ii) if the relevant conversion date occurs on or after March 1, 2021, the 40 consecutive trading days beginning on, and including, the 42nd scheduled trading day immediately preceding the maturity date. Accordingly, if the price of our common shares decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common shares at the end of such period is below the average volume-weighted average price of our common shares during such period, the value of any common shares that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

If we elect to satisfy our conversion obligation solely in our common shares upon conversion of the notes, we will be required to deliver the common shares, together with cash for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our common shares decreases during this period, the value of the common shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The increase in the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.

If a make-whole fundamental change occurs prior to the maturity date, under certain circumstances, we will increase the conversion rate by a number of additional common shares for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the date on which the specified corporate transaction becomes effective and the price paid (or deemed to be paid) per common share in such transaction, as described below under “Description of notes—Conversion rights—Increase in conversion rate upon conversion upon a make-whole fundamental change.” The increase in the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common shares in the transaction is greater than $         per common share or less than $         per common share (in each case, subject to adjustment), no additional common shares will be added to the conversion rate. Moreover, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed          common shares, subject to adjustment in the same manner as the conversion rate as set forth under “Description of notes—Conversion rights—Conversion rate adjustments.”

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Future sales of our common shares in the public market could lower the market price for our common shares and adversely impact the trading price of the notes.

In the future, we may sell additional common shares to raise capital. In addition, a substantial number of our common shares is reserved for issuance upon the exercise of stock options and upon conversion of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our common shares. The issuance and sale of substantial amounts of common shares, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common shares and impair our ability to raise capital through the sale of additional equity securities.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our common shares, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of notes—Conversion rights—Conversion rate adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common shares for cash, that may adversely affect the trading price of the notes or our common shares. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

The notes are not protected by restrictive covenants.

The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of notes—Fundamental change permits holders to require us to repurchase notes,” “Description of notes—Conversion rights—Increase in conversion rate upon conversion upon a make-whole fundamental change” and “Description of notes—Consolidation, merger and sale of assets.”

Some significant restructuring transactions and significant changes in the composition of our board may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.

Any adverse rating of the notes may cause their trading price to fall.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends on our common shares. If the conversion rate is adjusted as a result of a distribution that is taxable to our common shareholders, such as a cash dividend, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs on or prior to the maturity date under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. See “Material U.S. federal income tax considerations.” If you are a non-U.S. holder (as defined in “Material U.S. federal income tax considerations”), any deemed dividend would generally be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments on the notes. See “Material U.S. federal income tax considerations.”

Risks related to our common shares

The price of our common shares may fluctuate significantly.

The market price of our common shares may fluctuate significantly in response to many factors, including:

•	actual or anticipated changes in operating results or business prospects;

•	changes in financial estimates by securities analysts;

•	an inability to meet or exceed securities analysts’ estimates or expectations;

•	conditions or trends in our industry or sector;

•	the performance of other companies in our industry or sector and related market valuations;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, divestitures, joint ventures or other strategic initiatives;

•	hedging or arbitrage trading activity in our common shares;

•	changes in interest rates;

•	capital commitments;

•	additions or departures of key personnel; and

•	future sales of our common shares or securities convertible into, or exchangeable or exercisable for, our common shares.

Holders who receive our common shares upon the conversion of their notes could be subject to the risk of volatile and depressed market prices of our common shares. In addition, many of the factors listed above are beyond our control. These factors may cause the market price of our common shares to decline, regardless of our financial condition, results of operations, business or prospects. It is impossible to assure converting holders that the market price of our common shares will not fall in the future.

The price of our common shares historically has been volatile. This volatility may affect the price at which you could sell the common shares you receive upon conversion of your notes, if any, and the sale of substantial amounts of our common shares could adversely affect the price of our common shares and the value of your notes.

The market price for our common shares has varied between a high of $33.41 on May 5, 2015 and a low of $3.69 on January 15, 2016 in the twelve-month period ending on April 30, 2016. This volatility may affect the price at which you could sell the common shares, if any, you receive upon conversion of your notes, and the sale of substantial amounts of our common shares could adversely affect the price of our common shares and the value of your notes. Our share price is likely to continue to be volatile and subject to significant price and volume fluctuations in response to market and other factors, including the other factors discussed in “—Risks related to our industry and our business”; variations in our quarterly operating results from our expectations or those of securities analysts or investors; downward revisions in securities analysts’ estimates; and announcement by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments.

In addition, the sale of substantial amounts of our common shares could adversely impact its price. As of March 31, 2016, we had outstanding 44,219,756 common shares and options to purchase 2,254,518 common shares (of which 1,258,241 were exercisable as of that date). We also had outstanding 14,541 share appreciation rights as of March 31, 2016, of which 5,909 were exercisable. The sale or the availability for sale of a large number of common shares in the public market could cause the price of our common shares, and the value of your notes, to decline.

Provisions in our corporate documents and Ohio law could have the effect of delaying, deferring or preventing a change in control of us, even if that change may be considered beneficial by some of our shareholders, which could reduce the market price of our common shares and the value of the notes.

The existence of some provisions of our articles of incorporation and regulations and Ohio law could have the effect of delaying, deferring or preventing a change in control of us that a shareholder may consider favorable. These provisions include:

•	providing that our board of directors fixes the number of members of the board;

•	providing for the division of our board of directors into three classes with staggered terms;

•	establishing advance notice requirements for nominations of candidates for election to our board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings; and

•

authorizing the issuance of “blank check” preferred shares, which could be issued by our board of directors to increase the number of outstanding securities of ours with voting rights and thwart a takeover attempt.

As an Ohio corporation, we are subject to Chapter 1704 of the Ohio Revised Code, or Chapter 1704. Chapter 1704 prohibits certain corporations from engaging in a “chapter 1704 transaction” (described below) with an “interested shareholder” for a period of three years after the date of the transaction in which the person became an interested shareholder, unless, among other things, prior to the interested shareholder’s share acquisition date, the directors of the corporation have approved the transaction or the purchase of shares on the share acquisition date.

After the three-year moratorium period, the corporation may not consummate a Chapter 1704 transaction unless, among other things, it is approved by the affirmative vote of the holders of at least two-thirds of the voting power in the election of directors and the holders of a majority of the voting shares, excluding all shares beneficially owned by an interested shareholder or an affiliate or associate of an interested shareholder, or the shareholders receive certain minimum consideration for their shares. A Chapter 1704 transaction includes certain mergers, sales of assets, consolidations, combinations and majority share acquisitions involving an interested shareholder. An interested shareholder is defined to include, with limited exceptions, any person who, together with affiliates and associates, is the beneficial owner of a sufficient number of shares of the corporation to entitle the person, directly or indirectly, alone or with others, to exercise or direct the exercise of 10% or more of the voting power in the election of directors after taking into account all of the person’s beneficially owned shares that are not then outstanding.

We are also subject to Section 1701.831 of the Ohio Revised Code, or Section 1701.831, which requires the prior authorization of the shareholders of certain corporations in order for any person to acquire, either directly or indirectly, shares of that corporation that would entitle the acquiring person to exercise or direct the exercise of 20% or more of the voting power of that corporation in the election of directors or to exceed specified other percentages of voting power. The acquiring person may complete the proposed acquisition only if the acquisition is approved by the affirmative vote of the holders of at least a majority of the voting power of all shares entitled to vote in the election of directors represented at the meeting, excluding the voting power of all “interested shares.” Interested shares include any shares held by the acquiring person and those held by officers and directors of the corporation.

We believe these provisions protect our shareholders from coercive or otherwise unfair takeover tactics by requiring potential acquirors to negotiate with our board of directors and by providing our board of directors with more time to assess any acquisition proposal, and are not intended to make our company immune from takeovers. However, these provisions apply even if the offer may be considered beneficial by some shareholders and could delay, defer or prevent an acquisition that our board of directors determines is not in the best interests of our company and our shareholders, which under certain circumstances, could reduce the market price of our common shares and, in turn, the value of the notes.

We may issue preferred shares with terms that could dilute the voting power or reduce the value of our common shares and, in turn, the value of the notes.

Our articles of incorporation authorize us to issue, without the approval of our shareholders, one or more classes or series of preferred shares having such designation, powers, preferences and relative, participating, optional and other special rights, including preferences over our common shares respecting dividends and distributions, as our board of directors generally may determine. The terms of one or more classes or series of preferred shares could dilute the voting power or reduce the value of our common shares and, in turn, the value of the notes. For example, we could grant holders of preferred shares the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred shares could affect the residual value of the common shares and, in turn, the value of the notes. See “Description of capital stock—Preferred shares.”

Risks related to our industry and our business

Competition in the steel industry, together with potential global overcapacity, could result in significant pricing pressure for our products.

Competition within the steel industry, both domestically and worldwide, is intense and is expected to remain so. The steel industry has historically been characterized by periods of excess global capacity and supply. Excess global capacity and supply has, and could continue to, negatively affect domestic steel prices, which could adversely impact our results of operations and financial condition. High levels of steel imports into the United States could exacerbate the decrease in domestic steel prices.

Additionally, in some applications, steel competes with other materials. Increased use of materials in substitution for steel products could have a material adverse effect on prices and demand for our steel products.

Any change in the operation of our raw material surcharge mechanisms, a raw material market index or the availability or cost of raw materials and energy resources could materially affect our revenues and earnings.

We require substantial amounts of raw materials, including scrap metal and alloys and natural gas, to operate our business. Many of our customer contracts contain surcharge pricing provisions that are designed to enable us to recover raw material cost increases. The surcharges are generally tied to a market index for that specific raw material. Recently, many raw material market indices have reflected significant fluctuations. Any change in a raw material market index could materially affect our revenues. Any change in the relationship between the market indices and our underlying costs could materially affect our earnings. Any change in our projected year-end input costs could materially affect our last-in, first-out, or LIFO, inventory valuation method and earnings.

Moreover, future disruptions in the supply of our raw materials could impair our ability to manufacture our products for our customers or require us to pay higher prices in order to obtain these raw materials from other sources, and could thereby affect our sales and profitability. Any increase in the prices for such raw materials could materially affect our costs and therefore our earnings.

We rely to a substantial extent on third parties to supply certain raw materials that are critical to the manufacture of our products. Purchase prices and availability of these critical raw materials are subject to volatility. At any given time we may be unable to obtain an adequate supply of these critical raw materials on a timely basis, on acceptable price and other terms, or at all. If suppliers increase the price of critical raw materials, we may not have alternative sources of supply. In addition, to the extent we have quoted prices to customers and accepted customer orders for products prior to purchasing necessary raw materials, or have existing contracts, we may be unable to raise the price of products to cover all or part of the increased cost of the raw materials.

Our operating results depend in part on continued successful research, development and marketing of new and/or improved products and services, and there can be no assurance that we will continue to successfully introduce new products and services.

The success of new and improved products and services depends on their initial and continued acceptance by our customers. Our business is affected, to varying degrees, by technological change and corresponding shifts in customer demand, which could result in unpredictable product transitions or shortened life cycles. We may experience difficulties or delays in the research, development, production, or marketing of new products and services that may prevent us from recouping or realizing a return on the investments required to bring new products and services to market.

New technologies in the steel industry may: (a) improve cost competitiveness; (b) increase production capabilities; or (c) improve operational efficiency compared to our current production methods. However, we may not have sufficient capital to invest in such technologies or to make certain capital improvements, and may, from time to time, incur cost over-runs and difficulties adapting and fully integrating these technologies or capital improvements into our existing operations. We may also encounter control or production restrictions, or not realize the cost benefit from such capital intensive technology adaptations or capital improvements to our current production processes. Customers continue to demand stronger and lighter products, among other adaptations to traditional products. We may not be successful in meeting these technological challenges and there may be increased liability exposure connected with the supply of additional products and services or an adverse impact to our results of operations and profitability.

Our business is capital intensive, and if there are downturns in the industries we serve, we may be forced to significantly curtail or suspend operations with respect to those industries, which could result in our recording asset impairment charges or taking other measures that may adversely affect our results of operations and profitability.

Our business operations are capital intensive, and we devote a significant amount of capital to certain industries. If there are downturns in the industries we serve, we may be forced to significantly curtail or suspend our operations with respect to those industries, including laying-off employees, recording asset impairment charges and other measures. In addition, we may not realize the benefits or expected returns from announced plans, programs, initiatives and capital investments. Any of these events could adversely affect our results of operations and profitability.

We are dependent on our key customers.

As a result of our dependence on our key customers, we could experience a material adverse effect on our business, financial condition and results of operations if any of the following, among other things, were to occur: (a) a loss of any key customer, or a material amount of business from such key customer; (b) the insolvency or bankruptcy of any key customer; (c) a declining market in which customers reduce orders; or (d) a strike or work stoppage at a key customer facility, which could affect both its suppliers and customers. For the year ended December 31, 2015, sales to our 10 and 20 largest customers accounted for approximately 44% and 63% of our net sales, respectively.

Weakness in global economic conditions or in any of the industries or geographic regions in which we or our customers operate, as well as the cyclical nature of our customers’ businesses generally or sustained uncertainty in financial markets, could adversely impact our revenues and profitability by reducing demand and margins.

Our results of operations may be materially affected by the conditions in the global economy generally and in global capital markets. There has been volatility in the capital markets and in the end markets and geographic regions in which we or our customers operate, which has negatively affected our revenues. Many of the markets in which our customers participate are also cyclical in nature and experience significant fluctuations in demand for our steel products based on economic conditions, consumer demand, raw material and energy costs, and government actions, and many of these factors are beyond our control. For example, as the price of crude oil and natural gas has decreased, we have experienced volatility because our customers are conducting less drilling and production activity. Declines in crude oil and natural gas prices could continue to have a negative impact on drilling, completion and production activities, and thus the need for our steel products. If sustained, such declines could lead to a material decrease in such activities, which could further harm our profitability, cash flow and financial condition.

A decline in consumer and business confidence and spending, together with severe reductions in the availability and increased cost of credit, as well as volatility in the capital and credit markets, could adversely affect the business and economic environment in which we operate and the profitability of our business. We also are exposed to risks associated with the creditworthiness of our suppliers and customers. If the availability of credit to fund or support the continuation and expansion of our customers’ business operations is curtailed or if the cost of that credit is increased, the resulting inability of our customers or of their customers to either access credit or absorb the increased cost of that credit could adversely affect our business by reducing our sales or by increasing our exposure to losses from uncollectible customer accounts. These conditions and a disruption of the credit markets could also result in financial instability of some of our suppliers and customers. The consequences of such adverse effects could include the interruption of production at the facilities of our customers, the reduction, delay or cancellation of customer orders, delays or interruptions of the supply of raw materials we purchase, and bankruptcy of customers, suppliers or other creditors. Any of these events could adversely affect our profitability, cash flow and financial condition.

Our capital resources may not be adequate to provide for all of our cash requirements, and we are exposed to risks associated with financial, credit, capital and banking markets.

In the ordinary course of business, we will seek to access competitive financial, credit, capital and/or banking markets. Currently, we believe we have adequate capital available to meet our reasonably anticipated business needs based on our historic financial performance, as well as our expected financial position. However, if we need to obtain additional financing in the future, to the extent our access to competitive financial, credit, capital and/or banking markets was to be impaired, our operations, financial results and cash flows could be adversely impacted.

Product liability, warranty and product quality claims could adversely affect our operating results.

We produce high-performance carbon and alloy steel, sold as ingots, bars and tubes in a variety of chemistries, lengths and finishes designed for our customers’ demanding applications. Failure of the materials that are included in our customers’ applications could give rise to product liability or warranty claims. There can be no assurance that our insurance coverage will be adequate or continue to be available on terms acceptable to us. If we fail to meet a customer’s specifications for its products, we may be subject to product quality costs and claims. A successful warranty or product liability claim against us could have a material adverse effect on our earnings.

The cost and availability of electricity and natural gas are also subject to volatile market conditions.

Steel producers like us consume large amounts of energy. We rely on third parties for the supply of energy resources we consume in our steelmaking activities. The prices for and availability of electricity, natural gas, oil and other energy resources are also subject to volatile market conditions, often affected by weather conditions as well as political and economic factors beyond our control. As large consumers of electricity and gas, we must have dependable delivery in order to operate. Accordingly, we are at risk in the event of an energy disruption. Prolonged black-outs or brown-outs or disruptions caused by natural disasters or by political considerations would substantially disrupt our production. Moreover, many of our finished steel products are delivered by truck. Unforeseen fluctuations in the price of fuel would also have a negative impact on our costs or on the costs of many of our customers. In addition, changes in certain environmental laws and regulations, including those that may impose output limitations or higher costs associated with climate change or greenhouse gas emissions, could substantially increase the cost of manufacturing and raw materials, such as energy, to us and other U.S. steel producers.

We may incur restructuring and impairment charges that could materially affect our profitability.

Changes in business or economic conditions, or our business strategy, may result in actions that require us to incur restructuring or impairment charges in the future, which could have a material adverse effect on our earnings.

We are subject to extensive environmental, health and safety laws and regulations, which impose substantial costs and limitations on our operations, and environmental, health and safety compliance and liabilities may be more costly than we expect.

We are subject to extensive federal, state, local and foreign environmental, health and safety laws and regulations concerning matters such as worker health and safety, air emissions, wastewater discharges, hazardous material and solid and hazardous waste use, generation, handling, treatment and disposal and the investigation and remediation of contamination. We are subject to the risk of substantial liability and limitations on our operations due to such laws and regulations. The risks of substantial costs and liabilities related to compliance with these laws and regulations, which tend to become more stringent over time, are an inherent part of our business, and future conditions may develop, arise or be discovered that create substantial environmental compliance or remediation or other liabilities and costs.

Compliance with environmental, health and safety legislation and regulatory requirements may prove to be more limiting and costly than we anticipate. To date, we have committed significant expenditures in our efforts to achieve and maintain compliance with these requirements, and we expect that we will continue to make significant expenditures related to such compliance in the future. From time to time, we may be subject to legal proceedings brought by private parties or governmental authorities with respect to environmental matters, including matters involving alleged contamination, property damage or personal injury. New laws and regulations, including those which may relate to emissions of greenhouse gases, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination or the imposition of new clean-up requirements could require us to incur costs or become the basis for new or increased liabilities that could have a material adverse effect on our business, financial condition or results of operations.

From both a medium- and long-term perspective, we are likely to see an increase in costs relating to our assets that emit relatively significant amounts of greenhouse gases as a result of new and existing legal and regulatory initiatives, such as any initiatives resulting from the Paris Agreement on climate change adopted in December 2015. These initiatives will be either voluntary or mandatory and may impact our operations directly or through our suppliers or customers. Until the timing, scope and extent of any future legal and regulatory initiatives become known, we cannot predict the effect on our business, financial condition or results of operations.

Unexpected equipment failures or other disruptions of our operations may increase our costs and reduce our sales and earnings due to production curtailments or shutdowns.

Interruptions in production capabilities would likely increase our production costs and reduce sales and earnings for the affected period. In addition to equipment failures, our facilities and information technology systems are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions or violent weather conditions. Our manufacturing processes are dependent upon critical pieces of equipment for which there may be only limited or no production alternatives, such as furnaces, continuous casters and rolling equipment, as well as electrical equipment, such as transformers, and this equipment may, on occasion, be out of service as a result of unanticipated failures. In the future, we may experience material plant shutdowns or periods of reduced production as a result of these types of equipment failures, which could cause us to lose or prevent us from taking advantage of various business opportunities or prevent us from responding to competitive pressures.

A significant portion of our manufacturing facilities are located in Stark County, Ohio, which increases the risk of a significant disruption to our business as a result of unforeseeable developments in this geographic area.

It is possible that we could experience prolonged periods of reduced production due to unforeseen catastrophic events occurring in or around our manufacturing facilities in Stark County, Ohio. As a result, we may be unable to shift manufacturing capabilities to alternate locations, accept materials from suppliers, meet customer shipment deadlines or address other significant issues, any of which could have a material adverse effect on our business, financial condition or results of operations.

We may be subject to risks relating to our information technology systems.

We rely on information technology systems to process, transmit and store electronic information and manage and operate our business. A breach in security could expose us and our customers and suppliers to risks of misuse of confidential information, manipulation and destruction of data, production downtimes and operations disruptions, which in turn could adversely affect our reputation, competitive position, business or results of operations. While we have policies and procedures to prevent or limit the impact of systems failures, interruptions, and security breaches, there can be no assurance that such events will not occur or that they will be adequately addressed if they do. Although we rely on commonly used security and processing systems to provide the security and authentication necessary to effect the secure transmission of data, these precautions may not protect our systems from all potential compromises or breaches of security.

Work stoppages or similar difficulties could significantly disrupt our operations, reduce our revenues and materially affect our earnings.

A work stoppage at one or more of our facilities could have a material adverse effect on our business, financial condition and results of operations. As of December 31, 2015, approximately 58% of our employees were covered under one of two collective bargaining agreements that run through December 2016 and September 2017, respectively. Any failure to negotiate and conclude new collective bargaining agreements with the unions when the existing agreements expire could cause work interruptions or stoppages. Also, if one or more of our customers were to experience a work stoppage, that customer may halt or limit purchases of our products, which could have a material adverse effect on our business, financial condition and results of operations.

We are subject to a wide variety of domestic and foreign laws and regulations that could adversely affect our results of operations, cash flow or financial condition.

We are subject to a wide variety of domestic and foreign laws and regulations, and legal compliance risks, including securities laws, tax laws, employment and pension-related laws, competition laws, U.S. and foreign export and trading laws, and laws governing improper business practices. We are affected by new laws and regulations, and changes to existing laws and regulations, including interpretations by courts and regulators. With respect to tax laws, with the finalization of specific actions contained within the Organization for Economic Development and Cooperation’s, or OECD, Base Erosion and Profit study, or the Actions, many OECD countries have acknowledged their intent to implement the Actions and update their local tax regulations. The extent (if any) to which countries in which we operate adopt and implement the Actions could affect our effective tax rate and our future results from non-U.S. operations.

Compliance with the laws and regulations described above or with other applicable foreign, federal, state, and local laws and regulations currently in effect or that may be adopted in the future could materially adversely affect our competitive position, operating results, financial condition and liquidity.

If we are unable to attract and retain key personnel, our business could be materially adversely affected.

Our business substantially depends on the continued service of key members of our management. The loss of the services of a significant number of members of our management could have a material adverse effect on our business. Modern steel-making uses specialized techniques and advanced equipment and requires experienced engineers and skilled laborers. Our future success will depend on our ability to attract and retain highly skilled personnel, such as engineers and experienced laborers, as well as finance, marketing and senior management professionals. Competition for these employees is intense, and we could experience difficulty from time to time in hiring and retaining the personnel necessary to support our business. If we do not succeed in retaining our current employees and attracting new high-quality employees, our business could be materially adversely affected.

We may not realize the improved operating results that we anticipate from past and future acquisitions and we may experience difficulties in integrating acquired businesses.

We may seek to grow, in part, through strategic acquisitions and joint ventures, which are intended to complement or expand our businesses. These acquisitions could involve challenges and risks. In the event that we do not successfully integrate these acquisitions into our existing operations so as to realize the expected return on our investment, our results of operations, cash flows or financial condition could be adversely affected.

Our ability to use our net operating loss and credit carryforwards to offset future taxable income may be subject to certain limitations.

As of December 31, 2015, we had loss carryforwards in the U.S. and various non-U.S. jurisdictions totaling $196.2 million having various expiration dates, as well as certain credit carryforwards. The majority of the non-U.S. loss carryforwards represent local country net operating losses for entities treated as branches of TimkenSteel under U.S. tax law. Tax benefits have been recorded for these losses in the U.S. In addition, we may accrue additional U.S. net operating loss carryforwards and credit carryforwards during 2016 and thereafter. Our ability to utilize our net operating loss and credit carryforwards is dependent upon our ability to generate taxable income in future periods and may be limited due to restrictions imposed on utilization of net operating loss and credit carryforwards under federal and state laws upon a change of ownership.

Section 382 and Section 383 of the Internal Revenue Code of 1986, as amended, or the Code, provide an annual limitation on our ability to utilize our U.S. net operating loss and credit carryforwards against future U.S. taxable income in the event of a change of ownership, as defined in the Code, which could result from one or more transactions involving our shares, including transactions that are outside of our control, as well as the issuance of shares upon conversion of the notes. Accordingly, such transactions could adversely impact our ability to offset future tax liabilities and, therefore, adversely affect our financial condition, net income and cash flow.

Use of proceeds

We estimate that the proceeds from this offering will be approximately $        million (or $        million if the underwriters exercise their over-allotment option in full), after deducting the underwriters’ discount and fees and estimated expenses payable by us. We intend to use the net proceeds from this offering to repay a portion of the amounts outstanding under our ABL Facility.

As of March 31, 2016, $155.0 million of borrowings were outstanding under our ABL Facility bearing interest at a weighted average of 4.22% per annum. Our ABL Facility is scheduled to mature on June 30, 2019.

An affiliate of J.P. Morgan Securities LLC is a lender under our ABL Facility and, accordingly, will receive a portion of the proceeds from this offering pursuant to the repayment of borrowings under the ABL facility. See “Underwriting (Conflicts of Interest).”

Capitalization

The following table sets forth our consolidated cash and cash equivalents and our capitalization as of March 31, 2016:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the issuance and sale by us of $75,000,000 in aggregate principal amount of the notes and the receipt of the net proceeds by us, after deducting the underwriters’ discount and estimated offering fees and expenses payable by us.

The information in this table should be read in conjunction with the financial statements and the notes thereto incorporated by reference into this prospectus supplement.

	As of March 31, 2016
	Actual	As adjusted
	(In millions, except share amounts)
Cash and cash equivalents:	$37.5	$

Debt, including current and long-term:
ABL Facility	$155.0	$
Other long-term debt(1)	30.2
% Convertible Senior Notes due 2021 offered hereby(2)(3)	—
Total debt	185.2

Equity:
Common shares, no par value; 200 million shares authorized, 45.7 million issued and 44.2 million outstanding	$—	$
Additional paid-in capital	1,058.5
Retained (deficit) earnings	(75.3)

Treasury shares	(45.1)

Accumulated other comprehensive loss	(260.1)

Total shareholders’ equity	678.0

Total capitalization	$863.2	$

(1)	Consists of $30.2 million of variable rate industrial revenue bonds.

(2)	In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, a debt discount is recognized as a decrease in debt and an increase in equity. The debt component will accrete up to the principal amount over the expected term of the debt. ASC 470-20 does not affect the actual amount that we are required to repay, and such amounts reflect the approximate liability component net of the discount recognized in equity, excluding any tax effect.

(3)	The information in the table above assumes no exercise of the underwriters’ over-allotment option.

Dividend policy

On November 13, 2015, our board of directors decided to suspend the cash dividend for the quarter as we continue to manage through a challenging market environment. Our board of directors will review the dividend on an ongoing basis.

Whether we resume payment of dividends on our common shares will be at the discretion of our board of directors and will depend on then-existing conditions, including our operating results and financial condition, capital requirements, contractual restrictions, including covenants in the agreement governing our ABL Facility and future indebtedness, business prospects and other factors that our board of directors may deem relevant. There can be no assurance that we will pay a dividend in the future or continue to pay any dividend if we recommence the payment of dividends.

Common shares price range

Our common shares are listed on the New York Stock Exchange under the symbol “TMST.” The following table sets forth, for the periods indicated, the high and low sales prices for our common shares as reported on the New York Stock Exchange.

	Low	High

Year ending December 31, 2016
Second Quarter (through May 23, 2016)	$8.55	$14.31
First Quarter	$3.69	$10.29

Year ending December 31, 2015
Fourth Quarter	$7.17	$15.25
Third Quarter	$9.95	$27.43
Second Quarter	$25.59	$33.41
First Quarter	$25.13	$37.47

Year ending December 31, 2014
Fourth Quarter	$30.18	$46.19
Third Quarter	$39.46	$50.83

The last reported sales price for our common shares on May 23, 2016 is set forth on the cover page of this prospectus supplement. As of March 31, 2016, there were approximately 4,140 holders of record of our common shares.

Description of notes

We will issue the notes under a base indenture dated as of                 , 2016 between us and U.S. Bank National Association, as supplemented by a supplemental indenture with respect to the notes to be dated on or around                 , 2016. In this section, we refer to the base indenture (the “base indenture”), as supplemented by the supplemental indenture (the “supplemental indenture”), collectively as the “indenture.” This description of the notes supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the indenture from us as described under “Where you can find more information.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to TimkenSteel Corporation and not to its subsidiaries.

General

The notes will:

•	be our general senior, direct, unsecured obligations;

•	initially be limited to an aggregate principal amount of $75,000,000 (or $86,250,000 if the underwriters’ over-allotment option is exercised in full);

•	bear cash interest from , 2016 at an annual rate of % payable on June 1 and December 1 of each year, beginning on December 1, 2016;

•	not be redeemable prior to maturity;

•

be subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental change permits holders to require us to repurchase notes”), at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date;

•	mature on June 1, 2021, unless earlier converted or repurchased;

•	be issued in denominations of $1,000 and multiples of $1,000; and

•	be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “Book-entry, settlement and clearance.”

Subject to satisfaction of certain conditions and during the periods described below, the notes may be converted at an initial conversion rate of              common shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $         per common share). The conversion rate is subject to adjustment if certain events occur.

We will settle conversions of notes by paying or delivering, as the case may be, cash, our common shares or a combination of cash and our common shares, at our election, as described under “—Conversion rights—Settlement upon conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.

The indenture will not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture will not contain any financial covenants and will not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental change permits holders to require us to repurchase notes” and “—Consolidation, merger and sale of assets” below and except for the provisions set forth under “—Conversion rights—Increase in conversion rate upon conversion upon a make-whole fundamental change,” the indenture will not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby (other than differences in the issue price and interest accrued prior to the issue date of such additional notes) in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number.

We do not intend to list the notes on any securities exchange or any automated dealer quotation system.

Except to the extent the context otherwise requires, we use the term “notes” in this prospectus supplement to refer to each $1,000 principal amount of notes. We use the term “common shares” in this prospectus supplement to refer to our common shares, without par value. References in this prospectus supplement to a “holder” or “holders” of notes that are held through DTC are references to owners of beneficial interests in such notes, unless the context otherwise requires. However, we and the trustee will treat the person in whose name the notes are registered (Cede & Co., in the case of notes held through DTC) as the owner of such notes for all purposes. References herein to the “close of business” refer to 5:00 p.m., New York City time, and to the “open of business” refer to 9:00 a.m., New York City time.

Purchase and cancellation

We will cause all notes surrendered for payment, repurchase (including as described below), registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee for cancellation. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties pursuant to private agreements, including by cash-settled swaps or other derivatives. We will cause any notes so repurchased (other than notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase.

Payments on the notes; paying agent and registrar; transfer and exchange

The provisions described in the first paragraph under “Description of Debt Securities—Payment and Paying Agent” in the accompanying prospectus will not apply to the notes. Instead, the provisions described in this “—Payments on the notes; paying agent and registrar; transfer and exchange” section will apply to the notes. We will pay the principal of, and interest on, notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.

We will pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its agency as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on any certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by such a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary.

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for conversion or required repurchase. The transfer agent for the notes will initially be the trustee.

The registered holder of a note will be treated as its owner for all purposes.

Interest

The notes will bear cash interest at a rate of     % per year until maturity. Interest on the notes will accrue from                 , 2016 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2016.

Interest will be paid to the person in whose name a note is registered at the close of business on May 15 or November 15, as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.

If any interest payment date, the maturity date or any earlier required repurchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of default.”

Ranking

The notes will be our general, direct, unsecured obligations that rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with all of our liabilities that are not so subordinated. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. The notes will rank structurally junior to all indebtedness and other liabilities of our subsidiaries (including trade payables). We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

As of March 31, 2016, our total consolidated indebtedness was $185.2 million, all of which was senior indebtedness and all of which was secured indebtedness, and our subsidiaries did not have any indebtedness or other liabilities to which the notes would have been structurally subordinated. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option) and the use of the net proceeds therefrom, our total consolidated indebtedness would have been $         million (without giving effect to the equity component of convertible debt or any debt discount).

The ability of our subsidiaries to pay dividends and make other payments to us is restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to pay the cash portions of any settlement amount upon conversion of the notes, or to pay cash for the fundamental change repurchase price upon a fundamental change if a holder requires us to repurchase notes as described below. See “Risk factors—Risks related to the notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.”

No redemption

We may not redeem the notes prior to the maturity date, and no “sinking fund” is provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Conversion rights

General

Prior to the close of business on the business day immediately preceding March 1, 2021, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon satisfaction of sale price condition,” “—Conversion upon satisfaction of trading price condition,” and “—Conversion upon specified corporate events.” On or after March 1, 2021 until the close of business on the business day immediately preceding the maturity date, holders may convert all or any portion of their notes at the conversion rate at any time irrespective of the foregoing conditions.

The conversion rate will initially be             common shares per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $         per common share). Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, our common shares or a combination of cash and our common shares, at our election, all as set forth below under “—Settlement upon conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and our common shares, the amount of cash and number of our common shares, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 40 trading day observation period (as defined below under “—Settlement upon conversion”). The trustee will initially act as the conversion agent.

A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below, and we will not adjust the conversion rate to adjust for any accrued and unpaid interest on the notes. We will not issue fractional common shares upon conversion of notes. Instead, we will pay cash in lieu of delivering any fractional share as described under “—Settlement upon conversion.” Our payment and delivery, as the case may be, to you of the cash, common shares or a combination thereof, as the case may be, into which a note is convertible will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest, if any, to, but excluding, the relevant conversion date.

As a result, accrued and unpaid interest, if any, to, but excluding, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and our common shares, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.

Notwithstanding the immediately preceding paragraph, if notes are converted after the close of business on a regular record date for the payment of interest, holders of such notes at the close of business on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any regular record date to the open of business on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:

•	for conversions following the regular record date immediately preceding the maturity date;

•	if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

Therefore, for the avoidance of doubt, all record holders on the regular record date immediately preceding the maturity date will receive the full interest payment due on the maturity date regardless of whether their notes have been converted following such regular record date.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any common shares upon the conversion, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion under the following circumstances:

Conversion upon satisfaction of sale price condition

Prior to the close of business on the business day immediately preceding March 1, 2021, a holder may surrender all or any portion of its notes for conversion at any time during any calendar quarter commencing after the calendar quarter ending on September 30, 2016 (and only during such calendar quarter), if the last reported sale price of our common shares for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day. If the sale price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee).

The “last reported sale price” of our common shares on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common shares are traded. If our common shares are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common shares in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common shares are not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common shares on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which (i) trading in our common shares (or other security for which a closing sale price must be determined) generally occurs on the New York Stock Exchange or, if our common shares (or such other security) are not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common shares (or such other security) are then listed or, if our common shares (or such other security) are not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common shares (or such other security) are then traded, and (ii) a last reported sale price for our common shares (or closing sale price for such other security) is available on such securities exchange or market. If our common shares (or such other security) are not so listed or traded, “trading day” means a “business day.”

Conversion upon satisfaction of trading price condition

Prior to the close of business on the business day immediately preceding March 1, 2021, a holder of notes may surrender all or any portion of its notes for conversion at any time during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common shares and the conversion rate on each such trading day.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $5,000,000 principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select for this purpose; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. If the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common shares and the conversion rate. If we do not, when we are required to, instruct the bid solicitation agent to obtain bids, or if we give such instruction to the bid solicitation agent, and the bid solicitation agent fails to make such determination, then, in either case, the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common shares and the conversion rate on each trading day of such failure.

The bid solicitation agent shall have no obligation to determine the trading price per $1,000 principal amount of notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common shares and the conversion rate. At such time, we shall instruct the bid solicitation agent to determine the trading price per $1,000 principal amount of notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common shares and the conversion rate. If the trading price condition has been met, we will so notify the holders, the trustee and the conversion agent (if other than the trustee). If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common shares and the conversion rate for such date, we will so notify the holders, the trustee and the conversion agent (if other than the trustee).

The trustee will initially act as the bid solicitation agent.

Conversion upon specified corporate events

Certain distributions

If, prior to the close of business on the business day immediately preceding March 1, 2021, we elect to:

•

issue to all or substantially all holders of our common shares any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase our common shares at a price per share that is less than the average of the last reported sale prices of our common shares for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or

•

distribute to all or substantially all holders of our common shares our assets, securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors or a committee thereof, exceeding 10% of the last reported sale price of our common shares on the trading day preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the notes at least 50 scheduled trading days prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, holders may surrender all or any portion of their notes for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place, even if the notes are not otherwise convertible at such time.

Certain corporate events

If a transaction or event that constitutes a “fundamental change” (as defined under “—Fundamental change permits holders to require us to repurchase notes”) or a “make-whole fundamental change” (as defined under “—Increase in conversion rate upon conversion upon a make-whole fundamental change”) occurs prior to the close of business on the business day immediately preceding March 1, 2021, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Fundamental change permits holders to require us to repurchase notes,” or if we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets, in each case, that occurs prior to the close of business on the business day immediately preceding March 1, 2021 and pursuant to which our common shares would be converted into cash, securities or other assets, all or any portion of a holder’s notes may be surrendered for conversion at any time from or after the date that is 50 scheduled trading days prior to the anticipated effective date of the transaction (or, if later, the business day after we give notice of such transaction) until 35 trading days after the actual effective date of such transaction or, if such transaction also constitutes a fundamental change, until the related fundamental change repurchase date. We will notify holders, the trustee and the conversion agent (if other than the trustee) (i) as promptly as practicable following the date we publicly announce such transaction but in no event less than 50 scheduled trading days prior to the anticipated effective date of such transaction; or (ii) if we do not have knowledge of such transaction at least 50 scheduled trading days prior to the anticipated effective date of such transaction, within one business day of the date upon which we receive notice, or otherwise become aware, of such transaction, but in no event later than the actual effective date of such transaction.

Conversions on or after March 1, 2021

On or after March 1, 2021, a holder may convert all or any portion of its notes at any time prior to the close of business on the business day immediately preceding the maturity date regardless of the foregoing conditions.

Conversion procedures

If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled. As such, if you are a beneficial owner of the notes, you must allow for sufficient time to comply with DTC’s procedures if you wish to exercise your conversion rights.

If you hold a certificated note, to convert you must:

•	complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;

•	deliver the conversion notice, which is irrevocable, and the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents; and

•	if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.

We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any common shares upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”

If a holder has already delivered a repurchase notice as described under “—Fundamental change permits holders to require us to repurchase notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.

Settlement upon conversion

Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), our common shares (“physical settlement”) or a combination of cash and our common shares (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”

All conversions for which the relevant conversion date occurs on or after March 1, 2021 will be settled using the same settlement method. Except for any conversions for which the relevant conversion date occurs on or after March 1, 2021, we will use the same settlement method for all conversions with the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions with different conversion dates. That is, we may choose for notes converted on one conversion date to settle conversions in physical settlement, and choose for notes converted on another conversion date cash settlement or combination settlement.

If we elect a settlement method, we will inform holders so converting through the trustee of the settlement method we have selected no later than the close of business on the second trading day immediately following the related conversion date (or in the case of any conversions for which the relevant conversion date occurs on or after March 1, 2021, no later than March 1, 2021). If we do not timely elect a settlement method, we will no longer have the right to elect cash settlement or physical settlement and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be equal to $1,000. If we elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000. It is our current intent and policy to settle conversions through combination settlement with a specified dollar amount per $1,000 principal amount of notes of $1,000.

Settlement amounts will be computed as follows:

•	if we elect physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of common shares equal to the conversion rate;

•

if we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 40 consecutive trading days during the related observation period; and

•

if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 40 consecutive trading days during the related observation period.

The “daily settlement amount,” for each of the 40 consecutive trading days during the observation period, shall consist of:

•

cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by 40 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and

•

if the daily conversion value exceeds the daily measurement value, a number of common shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.

The “daily conversion value” means, for each of the 40 consecutive trading days during the observation period, 2.5% of the product of (1) the conversion rate on such trading day and (2) the daily VWAP for such trading day.

The “daily VWAP” means, for each of the 40 consecutive trading days during the relevant observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “TMST <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one of our common shares on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

The “observation period” with respect to any note surrendered for conversion means:

•	if the relevant conversion date occurs prior to March 1, 2021, the 40 consecutive trading day period beginning on, and including, the third trading day immediately succeeding such conversion date; and

•	if the relevant conversion date occurs on or after March 1, 2021, the 40 consecutive trading days beginning on, and including, the 42nd scheduled trading day immediately preceding the maturity date.

For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common shares generally occurs on the New York Stock Exchange or, if our common shares are not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common shares are then listed or, if our common shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common shares are then listed or admitted for trading. If our common shares are not so listed or admitted for trading, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common shares are listed or admitted for trading. If our common shares are not so listed or admitted for trading, “scheduled trading day” means a “business day.”

For the purposes of determining amounts due upon conversion, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common shares or in any options contracts or futures contracts relating to our common shares.

Except as described under “—Increase in conversion rate upon conversion upon a make-whole fundamental change” and “—Recapitalizations, reclassifications and changes of our common shares,” we will deliver the consideration due in respect of conversion on the third business day immediately following the relevant conversion date, if we elect physical settlement, or on the third business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method.

We will pay cash in lieu of delivering any fractional common share issuable upon conversion based on the daily VWAP for the relevant conversion date (in the case of physical settlement) or based on the daily VWAP for the last trading day of the relevant observation period (in the case of combination settlement).

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any common shares shall be issuable upon such conversion will become the holder of record of such common shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of our common shares and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of common shares equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.

(1)	If we exclusively issue common shares as a dividend or distribution on our common shares, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	OS1
OS0

where,

CR0 =

the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;

OS0 =	the number of our common shares outstanding immediately prior to the open of business on such ex-dividend date or effective date; and

OS1 =	the number of our common shares outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If we issue to all or substantially all holders of our common shares any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase our common shares at a price per share that is less than the average of the last reported sale prices of our common shares for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	OS0 + X
OS0 + Y

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

OS0 =	the number of our common shares outstanding immediately prior to the open of business on such ex-dividend date;

X =	the total number of our common shares issuable pursuant to such rights, options or warrants; and

Y =	the number of our common shares equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common shares over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that common shares are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of common shares actually delivered. If such rights, options or warrants are not so issued, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.

For the purpose of this clause (2), and for the purpose of the first bullet point under “—Conversion upon specified corporate events—Certain distributions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase common shares at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such common shares, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by our board of directors or a committee thereof.

(3)	If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common shares, excluding:

•	dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash as to which the provisions set forth in clause (4) below shall apply; and

•	spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	SP0
SP0 — FMV

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;

SP0 =

the average of the last reported sale prices of our common shares over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV =	the fair market value (as determined by our board of directors or a committee thereof) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common shares on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than

“SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common shares, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of common shares equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common shares of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1 = CR0 ×	FMV0 + MP0
MP0

where,

CR0 =	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1 =	the conversion rate in effect immediately after the end of the valuation period;

FMV0 =

the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common shares applicable to one of our common shares (determined by reference to the definition of last reported sale price set forth under “—Conversion upon satisfaction of sale price condition” as if references therein to our common shares were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and

MP0 =	the average of the last reported sale prices of our common shares over the valuation period.

The increase to the conversion rate under the preceding paragraph will occur on the last trading day of the valuation period; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such trading day in determining the conversion rate as of such trading day. In addition, if the ex-dividend date for such spin-off is after the 10th trading day immediately preceding, and including, the end of any observation period in respect of a conversion of notes, references to “10” or “10th” in the preceding paragraph and this paragraph shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, the last trading day of such observation period.

(4)	If any cash dividend or distribution is made to all or substantially all holders of our common shares, excluding any consideration payable in connection with a tender offer or exchange offer made by us or any of our subsidiaries, the conversion rate will be adjusted based on the following formula:

CR1 = CR0 ×	SP0
SP0 — C

where,

CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;

CR1 =	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;

SP0 =	the last reported sale price of our common shares on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C =	the amount in cash per share we distribute to all or substantially all holders of our common shares.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of our common shares, the amount of cash that such holder would have received if such holder owned a number of our common shares equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5)	If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common shares, to the extent that the cash and value of any other consideration included in the payment per common share exceeds the average of the last reported sale prices of our common shares over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR0 x	AC + (SP1 x OS1)
OS0 x SP1

where,

CR0 =

the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

CR1 =

the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC =	the aggregate value of all cash and any other consideration (as determined by our board of directors or a committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 =

the number of our common shares outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);

OS1 =

the number of our common shares outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and

SP1 =

the average of the last reported sale prices of our common shares over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and such trading day in determining the conversion rate as of such trading day. In addition, if the trading day next succeeding the date such tender or exchange offer expires is after the 10th trading day immediately preceding, and including, the end of any observation period in respect of a conversion of notes, references to “10” or “10th” in the preceding paragraph and this paragraph shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the date such tender or exchange offer expires to, and including, the last trading day of such observation period.

Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of our common shares as of the related conversion date as described under “—Settlement upon conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of our common shares on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

Except as stated herein, we will not adjust the conversion rate for the issuance of our common shares or any securities convertible into or exchangeable for our common shares or the right to purchase our common shares or such convertible or exchangeable securities.

As used in this section, “ex-dividend date” means the first date on which our common shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common shares on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and

“effective date” means the first date on which our common shares trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common shares (or other applicable security) have the right to receive any cash, securities or other property or in which our common shares (or such other security) are exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common shares (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors or a committee thereof determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common shares or rights to purchase our common shares in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A beneficial owner may, in some circumstances, including a distribution of cash dividends to holders of our common shares, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. federal income tax considerations.”

If we have a rights plan in effect upon conversion of the notes into common shares, you will receive, in addition to any common shares received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the common shares in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common shares, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the conversion rate will not be adjusted:

•

upon the issuance of any common shares pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in our common shares under any plan;

•

upon the issuance of any common shares or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any common shares pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•

upon the repurchase of any of our common shares pursuant to an open-market share purchase program or other buy-back transaction, including structured or derivative transactions, that is not a tender offer or exchange offer of the kind described under clause (5) above;

•	as a result of a tender offer solely to holders of fewer than 100 of our common shares;

•	solely for a change in the par value of our common shares; or

•	for accrued and unpaid interest, if any.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share. We will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and make such carried forward adjustments (1) upon conversion of any note (x) if cash settlement or combination settlement is applicable to such conversion, on each trading day in the observation period for such conversion and (y) if physical settlement is applicable to such conversion, on the relevant conversion date and (2) on each anniversary of the original issue date of the notes, in each case, without duplication and regardless of whether the aggregate adjustment is less than 1%.

If certain of the possible adjustments to the conversion rate of the notes are made (or, in certain other circumstances, if no adjustments are made), a beneficial owner may be deemed to have received a distribution with respect to our shares even though such beneficial owner has not received any cash or property as a result of such adjustments. We intend to withhold U.S. federal income tax (in the case of a non-U.S. holder, as defined in “Material U.S. federal income tax considerations”) with respect to any constructive distribution from us from amounts otherwise payable to you after the occurrence of such constructive distribution, including interest payments made on the notes or, if appropriate, the proceeds of sale, retirement or conversion of the notes. See “Material U.S. federal income tax considerations—Considerations for non-U.S. holders—Constructive distributions.”

Recapitalizations, reclassifications and changes of our common shares

In the case of:

•	any recapitalization, reclassification or change of our common shares (other than changes resulting from a subdivision or combination),

•	any consolidation, merger or combination involving us,

•	any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or

•	any statutory share exchange,

in each case, as a result of which our common shares would be converted into, or exchanged for, shares, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares, shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of common shares equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “—Settlement upon conversion” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “—Settlement upon conversion” will continue to be payable in cash, (y) any of our common shares that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement upon conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of our common shares would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one common share would have received in such transaction. If the transaction causes our common shares to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of shareholder election), the reference property into which the notes will be convertible will be deemed to be (i) the weighted average of the types and amounts of consideration received by the holders of our common shares that affirmatively make such an election or (ii) if no holders of our common shares affirmatively make such an election, the types and amounts of consideration actually received by the holders of our common shares. If the holders of our common shares receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased as described under “—Increase in conversion rate upon conversion upon a make-whole fundamental change”), multiplied by the price paid per common share in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made.

The supplemental indenture providing that the notes will be convertible into reference property will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under “—Conversion rate adjustments” above. If the reference property in respect of any such transaction includes shares of stock, securities or other property or assets of a company other than us or the successor or purchasing corporation, as the case may be, in such transaction, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to repurchase their notes upon a fundamental change as described under “—Fundamental change permits holders to require us to repurchase notes” below, as the board of directors reasonably considers necessary by reason of the foregoing. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of prices

Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and the “share price” for purposes of a make-whole fundamental change), our board of directors or a committee thereof will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.

Increase in conversion rate upon conversion upon a make-whole fundamental change

If the “effective date” (as defined below) of a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs prior to the maturity date of the notes and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional common shares (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the relevant notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change) (such period, the “make-whole fundamental change period”).

Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, as described under “—Conversion rights—Settlement upon conversion.” However, if the consideration for our common shares in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “share price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any increase to reflect the additional shares as described in this section), multiplied by such share price. In such event, the conversion obligation will be determined and paid to holders in cash on the third business day following the conversion date. We will notify holders of the effective date of any make-whole fundamental change and issue a press release announcing such effective date no later than five business days after such effective date.

The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “share price”) paid (or deemed to be paid) per common share in the make-whole fundamental change. If the holders of our common shares receive in exchange for their common shares only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the share price will be the cash amount paid per share. Otherwise, the share price will be the average of the last reported sale prices of our common shares over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted share prices will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the share price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares as set forth in the table below will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion rate adjustments.”

The following table sets forth the number of additional shares by which the conversion rate will be increased per $1,000 principal amount of notes for each share price and effective date set forth below:

Share price
Effective date	$	$	$	$	$	$	$	$	$	$	$	$	$
, 2016
June 1, 2017
June 1, 2018
June 1, 2019
June 1, 2020
June 1, 2021

The exact share prices and effective dates may not be set forth in the table above, in which case

•

If the share price is between two share prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share prices and the earlier and later effective dates, as applicable, based on a 365-day year.

•

If the share price is greater than $         per share (subject to adjustment in the same manner as the share prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

•

If the share price is less than $         per share (subject to adjustment in the same manner as the share prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed common shares, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Fundamental change permits holders to require us to repurchase notes

If a “fundamental change” (as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal thereof that is equal to $1,000 or a multiple of $1,000. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 business days following the date of our fundamental change notice as described below.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their employee benefit plans, has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;

(2) the consummation of (A) any recapitalization, reclassification or change of our common shares (other than changes resulting from a subdivision or combination) as a result of which our common shares would be converted into, or exchanged for, shares, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common shares will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly owned subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);

(3) our shareholders approve any plan or proposal for the liquidation or dissolution of us; or

(4) our common shares (or other common shares or common stock underlying the notes) cease to be listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors).

A transaction or transactions described in clause (1) or clause (2) above will not constitute a fundamental change, however, if 100% of the consideration received or to be received by our common shareholders, excluding cash payments for fractional shares, in connection with such transaction or transactions consists of common shares or shares of common stock that are listed or quoted on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the notes become convertible into such consideration, excluding cash payments for fractional shares (subject to the provisions set forth above under “—Conversion rights—Settlement upon conversion”).

If any transaction in which our common shares are replaced by the securities of another entity occurs, following completion of any related make-whole fundamental change period (or, in the case of a transaction that would have been a fundamental change or a make-whole fundamental change but for the immediately preceding paragraph, following the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.

On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the last date on which a holder may exercise the repurchase right;

•	the fundamental change repurchase price;

•	the fundamental change repurchase date;

•	the name and address of the paying agent and the conversion agent, if applicable;

•	if applicable, the conversion rate and any adjustments to the conversion rate;

•

that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•	the procedures that holders must follow to require us to repurchase their notes.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the fundamental change repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:

•	if certificated, the certificate numbers of your notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.

If the notes are not in certificated form, such repurchase notice must comply with appropriate DTC procedures.

Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:

•	the principal amount of the withdrawn notes;
•	if certificated notes have been issued, the certificate numbers of the withdrawn notes; and
•	the principal amount, if any, which remains subject to the repurchase notice.

If the notes are not in certificated form, such notice of withdrawal must comply with appropriate DTC procedures.

We will be required to repurchase the notes on the fundamental change repurchase date. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase and have not been validly withdrawn:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•	all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price).

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;

•	file a Schedule TO or any other required schedule under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes;

in each case, so as to permit the rights and obligations under this “—Fundamental change permits holders to require us to repurchase notes” to be exercised in the time and in the manner specified in the indenture.

No notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).

The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk factors—Risks related to the notes—We may not have the ability to raise the funds necessary to settle conversions of the notes or to repurchase the notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Consolidation, merger and sale of assets

The provisions described under “Description of Debt Securities—Consolidation, Merger and Sale of Assets” in the accompanying prospectus will not apply to the notes. Instead, the provisions described in this “—Consolidation, merger and sale of assets” section will apply to the notes.

The indenture will provide that we shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such corporation (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.

Although these types of transactions will be permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.

Events of default

The provisions described under “Description of Debt Securities—Events of Default” in the accompanying prospectus will not apply to the notes. Instead, the events of default and related provisions described in this “—Events of default” section will apply to the notes.

Each of the following is an event of default with respect to the notes:

(1) default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;

(2) default in the payment of principal of any note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

(3) our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right;

(4) our failure to give a fundamental change notice as described under “—Fundamental change permits holders to require us to repurchase notes” or notice of a specified corporate transaction as described under “—Conversion rights—Conversion upon specified corporate events,” in each case when due;

(5) our failure to comply with our obligations under “—Consolidation, merger and sale of assets”;

(6) our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture;

(7) default by us or any of our subsidiaries with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $15,000,000 (or its foreign currency equivalent) in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and such acceleration is not cured, waived, rescinded, stayed or annulled or such indebtedness is not discharged, as applicable, within a period of 30 days after written notice of such indebtedness becoming due and payable or such failure, as the case may be, has been received from the trustee or the holders of at least 25% in principal amount of the notes then outstanding;

(8) certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X; or

(9) a final judgment or judgments for the payment of $10,000,000 (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against us or any of our subsidiaries, which judgment is not discharged, bonded, paid, waived or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “—Reports” below, will after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to:

•

0.25% per annum of the principal amount of the notes outstanding for each day during the 90-day period on which such event of default is continuing beginning on, and including, the date on which such an event of default first occurs and ending on, but excluding, the earlier of (x) the date on which such event of default is no longer continuing and (y) the 91st day following the date on which such an event of default first occurs; and

•

0.50% per annum of the principal amount of the notes outstanding for each day during the 90-day period on which such event of default is continuing beginning on, and including, the 91st day following the date on which such an event of default first occurs and ending on, but excluding, the date on which such event of default is no longer continuing.

If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 181st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 181st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.

In order to elect to pay the additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of notes, the trustee and the paying agent of such election prior to the beginning of such 180-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the fundamental change repurchase price, if applicable) of;
•	accrued and unpaid interest, if any, on; and
•	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the trustee notice that an event of default is continuing;

(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

(3) such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of such security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture will provide that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification reasonably satisfactory to it against any loss, liability or expense caused by taking or not taking such action.

The indenture will provide that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or proposing to take in respect thereof.

Payments of the fundamental change repurchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate plus one percent from the required payment date.

Modification and amendment

The provisions described under “Description of Debt Securities—Modification and Waiver” in the accompanying prospectus will not apply to the notes. Instead, the modification, waiver and amendment and related provisions described in this “—Modification and amendment” section will apply to the notes.

Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment;

(2) reduce the rate of or extend the stated time for payment of interest, including any additional interest, on any note;

(3) reduce the principal of, or any premium on, or extend the stated maturity of any note;

(4) make any change that adversely affects the conversion rights of any notes;

(5) impair the right to institute suit for the enforcement of any payment on any note;

(6) waive a payment default with respect to any note;

(7) reduce the fundamental change repurchase price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

(8) make any note payable in money, or at a place of payment, other than that stated in the note;

(9) change the ranking of the notes; or

(10) make any change in the modification or amendment provisions that require each holder’s consent or in the waiver provisions.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor corporation of our obligations under the indenture;

(3) add guarantees with respect to the notes;

(4) provide for the issuance of additional notes;

(5) secure the notes;

(6) add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;

(7) make any change that does not adversely affect the rights of any holder;

(8) in connection with any transaction described under “—Conversion rights—Recapitalizations, reclassifications and changes of our common shares” above, provide that the notes are convertible into reference property, subject to the provisions described under “—Conversion rights—Settlement upon conversion” above, and make certain related changes to the terms of the notes to the extent expressly required by the indenture;

(9) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

(10) conform the provisions of the indenture to the “Description of notes” section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet.

Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

The provisions described under “Description of Debt Securities—Defeasance of Debt Securities and Certain Covenants in Certain Circumstances” in the accompanying prospectus will not apply to the notes. Instead, the modification, waiver and amendment and related provisions described in this “—Discharge” section will apply to the notes.

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, at any fundamental change repurchase date, upon conversion or otherwise, cash or cash and/or common shares, solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in respect of notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the share price, the last reported sale prices of our common shares, the daily VWAPs, the daily conversion values, the daily settlement amounts, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Reports

The indenture will provide that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR.

Trustee

U.S. Bank National Association is the trustee, security registrar, paying agent and conversion agent. U.S. Bank National Association, in each of its capacities, including without limitation as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Governing law

The indenture will provide that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York.

Book-entry, settlement and clearance

The global notes

The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriters; and

•

ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC and, therefore, you must allow for sufficient time in order to comply with these procedures if you wish to exercise any of your rights with respect to the notes. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriters are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;
•	a “banking organization” within the meaning of the New York State Banking Law;
•	a member of the Federal Reserve System;
•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Ownership of beneficial interests in a global note will be limited to DTC participants and to persons that may hold beneficial interests through DTC participants.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of notes represented by the global note to the accounts of its participants. Each person owning a beneficial interest in a global note must rely on the procedures of the DTC (and, if such person is not a DTC participant, on procedures of the DTC participant through which such person owns its interest) to exercise any rights of a holder under the indenture.

Payments on a global note will be made to DTC’s nominee as the holder of the global note. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global note.

Ownership of beneficial interests in a global note will be shown on and effected through records maintained by DTC, with respect to DTC participants’ interests, or by any DTC participant, with respect to interests of persons held by DTC participants on their behalf. Payments, transfers and exchanges relating to beneficial interests in a global note will be subject to policies and procedures of DTC. Transfers between participants in DTC will be settled in same-day funds. DTC’s policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for acts or omissions of DTC or any DTC participant’s records with respect to beneficial interests in a global note.

Certificated notes

The provisions described in the second paragraph under “Description of Debt Securities—Global Securities” in the accompanying prospectus will not apply to the notes. Instead, the modification, waiver and amendment and related provisions described in this “—Certificated notes” section will apply to the notes.

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

Description of other debt

On December 21, 2015, we entered into an Amendment and Restatement Agreement, which we refer to as the New Credit Agreement, with JPMorgan Chase Bank, N.A., as administrative agent, PNC Bank, National Association, as syndication agent, and the other lenders party thereto, which amended and restated our existing credit agreement, dated as of June 30, 2014. On February 26, 2016, we entered into Amendment No. 1 to the New Credit Agreement, which we refer to as Amendment No. 1. Our New Credit Agreement, as amended by Amendment No. 1, governs our ABL Facility.

The ABL Facility is an up to $265.0 million asset-based revolving credit facility, including a $13.3 million sublimit for the issuance of commercial and standby letters of credit and a $26.5 million sublimit for swingline loans. Pursuant to the terms of the New Credit Agreement, we are entitled, on up to two occasions and subject to the satisfaction of certain conditions, to request increases in the commitments under the New Credit Agreement in the aggregate principal amount of up to $50.0 million, to the extent that existing or new lenders agree to provide such additional commitments.

The availability of borrowings under the ABL Facility is subject to a borrowing base calculation based upon a valuation of our eligible accounts receivable, inventory and machinery and equipment, each multiplied by an applicable advance rate. The ABL Facility includes a block on availability equal to the greater of $28.9 million or 12.5% of the aggregate commitments (except that in the event of a mandatory reduction in the commitments the block on availability will be equal to the greater of $20.0 million or 12.5% of the aggregate commitments), effectively reducing our borrowing base by the availability block. The availability of borrowings may be further modified by reserves established from time to time by the administrative agent in its permitted discretion.

The interest rate per annum applicable to loans under our ABL Facility will be, at our option, equal to either (i) the alternate base rate plus the applicable margin or (ii) the relevant adjusted LIBO rate for an interest period of one, two, three or six months (as selected by us) plus the applicable margin. The base rate will be a fluctuating rate per annum equal to the greatest of (i) the prime rate of the administrative agent, (ii) the effective Federal Reserve Bank of New York rate plus 0.50% and (iii) the adjusted LIBO rate for a one-month interest period on the applicable date, plus 1.00%. The adjusted LIBO rate will be equal to the applicable London interbank offered rate for the selected interest period, as adjusted for statutory reserve requirements for eurocurrency liabilities. The applicable margin will be determined by a pricing grid based on our average quarterly availability. Notwithstanding the foregoing, loans up to an aggregate principal amount equal to the machinery and equipment component of the borrowing base will bear interest at 0.75% plus the rate otherwise applicable to such loans. In addition, we will pay a commitment fee on the average daily unused amount of our ABL Facility in a percentage also determined by our average quarterly availability.

As of March 31, 2016, approximately $155.0 million was outstanding under our ABL Facility in the form of loans and letters of credit. The proceeds of our ABL Facility will be used to finance working capital, capital expenditures, certain permitted acquisitions and other general corporate purposes. All of the indebtedness under our ABL Facility is guaranteed by our material domestic subsidiaries, as well as any other domestic subsidiary that we elect to make a party to the New Credit Agreement, and is secured by substantially all of our assets and the assets of each subsidiary guarantor.

The ABL Facility matures on June 30, 2019. Prior to the maturity date, amounts outstanding are required to be repaid (without reduction of the commitments thereunder) from mandatory prepayment events from the proceeds of certain asset sales, equity or debt issuances or casualty events.

The New Credit Agreement contains certain customary covenants, including covenants that limit our ability to, among other things, (i) incur or suffer to exist certain liens, (ii) make investments, (iii) incur or guaranty additional indebtedness (iv) enter into consolidations, mergers, acquisitions, sale-leaseback transactions and sales of assets, (v) make distributions and other restricted payments, (vi) change the nature of our business, (vii) engage in transactions with affiliates and (viii) enter into restrictive agreements, including agreements that restrict the ability to incur liens or make distributions. In addition, the New Credit Agreement contains financial covenants that limit the amount of capital expenditures that we may make during any fiscal year.

In addition, the New Credit Agreement requires us to maintain a minimum specified fixed charge coverage ratio for three consecutive months beginning July 30, 2017.

The New Credit Agreement contains certain customary events of default. If any event of default occurs and is continuing, the lenders thereunder would be entitled to take various actions, including the acceleration of amounts due under the New Credit Agreement, and exercise other rights and remedies.

The lenders and the agents (and each of their respective subsidiaries or affiliates) under the New Credit Agreement have in the past provided, and may in the future provide, investment banking, cash management, underwriting, lending, commercial banking, trust, leasing services, foreign exchange and other advisory services to, or engage in transactions with, us and our subsidiaries or affiliates. These parties have received, and may in the future receive, customary compensation from us and our subsidiaries or affiliates, for such services.

Description of capital stock

Introduction

In the discussion that follows, we have summarized the material provisions of our articles of incorporation and regulations relating to our capital stock. This discussion is subject to the relevant provisions of Ohio law and is qualified in its entirety by reference to our articles of incorporation and regulations. You should read the provisions of our articles of incorporation and regulations as currently in effect for more details regarding the provisions described below and for other provisions that may be important to you. We have filed copies of those documents with the SEC, and they are incorporated by reference. See “Where you can find more information.”

Authorized capital stock

Our authorized capital stock consists of 200,000,000 common shares and 10,000,000 preferred shares, issuable in series. Each authorized common share is without par value.

Common shares

Subject to the restrictions described below, the holders of our common shares are entitled to receive dividends from funds legally available when, as and if declared by our board of directors and, upon our liquidation, dissolution or winding up, are entitled to receive pro rata our net assets after satisfaction in full of the prior rights of our creditors and holders of any preferred shares.

Each of our common shares entitles its holder to one vote in the election of each director and on all other matters voted on generally by our shareholders. None of our common shares affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so. Our board of directors may grant holders of preferred shares, in the amendment or amendments creating the series of preferred shares, the right to vote on the election of directors or any questions affecting our company.

Holders of our common shares have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common shares. All of our outstanding common shares are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common shares are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred shares that we may designate and issue in the future.

Preferred shares

At the direction of our board of directors, without any action by the holders of our common shares, we may issue one or more series of preferred shares from time to time. Our board of directors can determine the number of shares of each series of preferred shares and the designation and relative, participating, optional or other special powers, preferences or qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, pre-emptive rights, terms of redemption and liquidation preferences, of each series.

We believe that the ability of our board of directors to issue one or more series of our preferred shares will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. Our authorized preferred shares, as well as our common shares, will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed or traded. If the approval of our shareholders is not required for the issuance of our preferred shares or our common shares our board may determine not to seek shareholder approval.

The existence of undesignated preferred shares may enable our board of directors to render more difficult or to discourage an attempt to obtain control of our company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The terms of one or more classes or series of preferred shares could dilute the voting power or reduce the value of our common shares. For example, we could grant holders of preferred shares the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred shares could affect the residual value of the common shares. As a result, the issuance of preferred shares, or the issuance of rights to purchase preferred shares, may discourage an unsolicited acquisition proposal or may materially and adversely affect the market price of our common shares or any existing preferred shares.

Limitation on directors’ liability

Ohio law provides that a corporation may indemnify directors, officers, employees and agents within prescribed limits, and must indemnify them under certain circumstances. Ohio law does not authorize payment by a corporation of judgments against a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if it is determined that a director, officer, employee, or agent acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as otherwise provided by a corporation’s articles of incorporation or regulations, or by contract, except with respect to the advancement of expenses to directors (as discussed in the next paragraph). The statutory right to indemnification is not exclusive under Ohio law, and Ohio corporations may, among other things, purchase insurance to indemnify such persons.

Ohio law also provides that a director (but not an officer, employee, or agent) is entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that such director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

Our regulations limit the liability of the members of our board of directors by providing that we will indemnify, to the fullest extent permitted by law, any director who is party to an action, lawsuit or proceeding by reason of the fact that they are a director. However, we will not be required to indemnify a director if the action, lawsuit or proceeding was initiated by the director, unless the action, lawsuit or proceeding was initiated by the director to enforce their right to indemnification and it is finally adjudicated that they are entitled to indemnification.

This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our shareholders or management from bringing a lawsuit against our directors, even though such an action, if successful, might otherwise have benefited us and our shareholders.

Statutory business combination provision

As an Ohio corporation, we are subject to Chapter 1704 and Section 1701.831 of the Ohio Revised Code and we have not opted out of the application of these provisions. For a further discussion, please see “Risk Factors—Risks related to our common shares—Provisions in our corporate documents and Ohio law could have the effect of delaying, deferring or preventing a change in control of TimkenSteel, even if that change may be considered beneficial by some of our shareholders.”

Anti-takeover effects of provisions of our articles of incorporation and regulations

Pursuant to our articles of incorporation, our board of directors is divided, with respect to the terms for which the directors severally hold office, into three classes. Each class will consist, as nearly as may be possible, of one-third of the total number of directors constituting the whole board of directors, with the three-year term of office of one class of directors expiring each year. In addition, our regulations provide that our board of directors may fix the number of directors within a range of nine to 11 directors. These provisions will prevent our shareholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

The provisions of our regulations may be amended, to the extent permitted by law, by the directors or at a meeting of the shareholders by the affirmative vote of the shareholders of record entitling them to exercise a majority of the voting power on the proposal, if such proposal has been recommended by a vote of the directors then in office as being in the best interests of the company and its shareholders. The provisions of our articles of incorporation may be amended at a meeting of the shareholders by the affirmative vote of the shareholders of record entitling them to exercise two-thirds of the voting power on the proposal.

Our regulations contain advance-notice and other procedural requirements that apply to shareholder nominations of persons for election to our board of directors at any annual meeting of shareholders and to shareholder proposals that shareholders take any other action at any annual meeting. In the case of any annual meeting, a shareholder proposing to nominate a person for election to our board of directors or proposing that any other action be taken must give our corporate secretary written notice of the proposal not less than 90 days and not more than 120 days before the first anniversary of the date of the immediately preceding year’s annual meeting of shareholders. These shareholder proposal deadlines are subject to exceptions if the pending annual meeting date is more than 30 days prior to or more than 30 days after the first anniversary of the immediately preceding year’s annual meeting. Our regulations prescribe specific information that any such shareholder notice must contain. These advance-notice provisions may have the effect of precluding a contest for the election of our directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our shareholders.

As discussed above under “Description of capital stock—Preferred shares,” our articles of incorporation authorize our board of directors, without the approval of our shareholders, to provide for the issuance of all or any preferred shares in one or more series and to determine the number of shares of each series of preferred shares and the designation and relative, participating, optional or other special powers, preferences or qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, pre-emptive rights, terms of redemption and liquidation preferences, of each series. The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could be used to discourage an unsolicited acquisition proposal. In addition, under some circumstances, the issuance of preferred shares could adversely affect the voting power of our common shareholders.

In addition to the purposes described above, these provisions of our articles of incorporation and regulations are also intended to increase the bargaining leverage of our board of directors, on behalf of our shareholders, in any future negotiations concerning a potential change of control of our company. Our board of directors has observed that certain tactics that bidders employ in making unsolicited bids for control of a corporation, including hostile tender offers and proxy contests, have become relatively common in modern takeover practice. Our board of directors considers those tactics to be highly disruptive to a corporation and often contrary to the overall best interests of its shareholders. In particular, bidders may use these tactics in conjunction with an attempt to acquire a corporation at an unfairly low price. In some cases, a bidder will make an offer for less than all the outstanding capital stock of the target company, potentially leaving shareholders with the alternatives of partially liquidating their investment at a time that may be disadvantageous to them or retaining an investment in the target company under substantially different management with objectives that may not be the same as the new controlling shareholder. The concentration of control in our company that could result from such an offer could deprive our remaining shareholders of the benefits of listing on the NYSE and public reporting under the Exchange Act.

While our board of directors does not intend to foreclose or discourage reasonable merger or acquisition proposals, it believes that value for our shareholders can be enhanced by encouraging would-be acquirers to forego hostile or coercive tender offers and negotiate with the board of directors terms that are fair to all shareholders. Our board of directors believes that the provisions described above will (1) discourage disruptive tactics and takeover attempts at unfair prices or on terms that do not provide all shareholders with the opportunity to sell their shares at a fair price and (2) encourage third parties who may seek to acquire control of our company to initiate such an acquisition through negotiations directly with our board of directors. Our board of directors also believes these provisions will help give it the time necessary to evaluate unsolicited offers, as well as appropriate alternatives, in a manner that assures fair treatment of our shareholders. Our board of directors recognizes that a takeover might in some circumstances be beneficial to some or all of our shareholders, but, nevertheless, believes that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure our company outweigh the disadvantages of discouraging those proposals.

Transfer agent and registrar

Wells Fargo Shareowner Services is the transfer agent and registrar for our common shares. Our shareholders can contact the transfer agent and registrar at:

Wells Fargo Shareowner Services

1110 CentrePoint Curve, Suite 101

Mendota Heights, MN 55120

Telephone 1-800-468-9716 or

(651) 450-4064 (outside the United States, Canada and Puerto Rico)

Material U.S. federal income tax considerations

The following discussion is a summary of the material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes and our common shares. This summary is based on the Code, existing and proposed Treasury Regulations thereunder, administrative rulings and pronouncements and judicial decisions, all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is addressed only to beneficial owners of the notes that purchase the notes for cash on original issuance at their initial offering price, and that hold the notes and our common shares as “capital assets” within the meaning of Section 1221 of the Code (generally for investment purposes).

This discussion does not address all of the tax considerations that may be relevant to a beneficial owner of the notes or common shares in light of its particular circumstances or to beneficial owners that are subject to special rules, such as: banks and other financial institutions; insurance companies; real estate investment trusts and regulated investment companies; tax-exempt organizations; pension funds and retirement plans; controlled foreign corporations or passive foreign investment companies; partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes, or partners or investors therein; brokers and dealers in securities or commodities; dealers or traders in securities that use a mark-to-market method of tax accounting; persons holding the notes as part of a hedging, integrated, conversion or constructive sale transaction or straddle; U.S. holders (as defined below) whose “functional currency” for tax purposes is not the U.S. dollar; or U.S. expatriates and former long-term residents of the United States. Further, we do not address the U.S. federal estate and gift or alternative minimum tax consequences, or any state, local, non-U.S. or other non-federal tax consequences, of the purchase, ownership or disposition of the notes or our common shares.

As used in this discussion, the term “U.S. holder” means a beneficial owner of a note or our common shares that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust, if (A) a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (B) it has a valid election in effect to be treated as a U.S. person. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of a note or our common shares (other than a partnership or other entity treated as a partnership or as a disregarded entity for U.S. federal income tax purposes) that is not a U.S. holder.

The tax treatment of a partnership and each partner thereof generally will depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes or a partner in such partnership should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to the acquisition, ownership and disposition of our notes and common shares.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR NOTES AND COMMON SHARES. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR NOTES AND COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX LAWS, ANY STATE, LOCAL OR NON-U.S. TAX LAWS, ANY CHANGES OR PROPOSED CHANGES IN APPLICABLE LAW AND ANY APPLICABLE TAX TREATY.

Considerations for U.S. holders

Interest on the notes

If you are a U.S. holder, you generally will be required to include stated interest on the notes in income as ordinary income at the time the interest is received or accrued, according to your method of tax accounting for U.S. federal income tax purposes. It is expected, and this discussion assumes, that the notes will be issued without original issue discount for U.S. federal income tax purposes. If, however, a note’s principal amount exceeds its issue price by an amount that does not satisfy a de minimis test, you will be required to include the excess in income as original issue discount, as it accrues, in accordance with a constant-yield method based on a compounding of interest before the receipt of cash attributable to this income, regardless of your method of tax accounting.

Additional payments

We may be required to make payments of additional interest in certain circumstances, as described under “Description of notes—Events of default.” Although the matter is not free from doubt, we believe and intend to take the position that this feature of the notes will not cause the notes to be treated as “contingent payment debt instruments” under applicable Treasury Regulations. Our position is binding on you unless you disclose otherwise in your timely filed tax return. However, our position is not binding on the Internal Revenue Service, or the IRS. If the IRS successfully challenges this position, you may be required to accrue interest income based upon a “comparable yield,” regardless of your method of tax accounting. That yield would be higher than the stated interest on the notes. In addition, any gain on the sale, exchange or other taxable disposition of the notes (including any gain realized on the conversion of a note) generally would be treated as ordinary income rather than capital gain. You should consult your tax advisor regarding your tax consequences if the notes were to be treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Sale, exchange or other taxable disposition of the notes or common shares

You generally will recognize gain or loss upon the sale, exchange or other taxable disposition of a note or common shares (with respect to notes, not including conversion into solely common shares, which is discussed below under “—Conversion of notes”) equal to the difference between (i) the amount realized and (ii) your adjusted tax basis in the note or common shares, as applicable. The amount realized upon a sale, exchange or other taxable disposition of a note or common shares will equal the amount of cash and the fair market value of any property received therefor (excluding, with respect to notes, any amount attributable to accrued but unpaid interest, which will be taxed as ordinary income to the extent not previously included in income, as described above in “—Interest on the notes”). Your adjusted tax basis in a note generally will be equal to your purchase price for the note, and your adjusted tax basis in our common shares received upon a conversion of notes is determined as described below in “—Conversion of notes.”

Any gain or loss you recognize generally will be treated as a capital gain or loss. The capital gain or loss will be long-term if your holding period is more than one year at the time of the sale, exchange or other taxable disposition and will be short-term if your holding period is one year or less. Long-term capital gains of individuals and other non-corporate taxpayers generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Conversion of notes

Conversion into common shares.     If, upon conversion of a note, we elect to satisfy our conversion obligation solely with our common shares, you generally will not recognize any income, gain or loss upon the conversion, except to the extent any portion of the common shares received is attributable to accrued interest not previously included in income (which will be taxable as ordinary income as described above under “—Interest on the notes”) and except with respect to cash received in lieu of a fractional common share (which generally will result in capital gain or loss, measured by the difference between the cash received in lieu of the fractional share and your adjusted tax basis in the fractional share). Your adjusted tax basis in the common shares received on such a conversion of a note (including any fractional share satisfied by a cash payment) will be the same as your adjusted tax basis in the note at the time of conversion, except that your tax basis in any common shares received with respect to accrued interest on a note not previously included in income will equal the then-current fair market value of the common shares so received. Your holding period for the common shares received on conversion (other than shares attributable to accrued and unpaid interest) will include the holding period for the converted note. Your tax basis in a fractional share will be determined by allocating your tax basis in the common shares between the common shares received upon conversion (other than common shares attributable to accrued interest) and the fractional share, in accordance with their respective fair market values. Your holding period for common shares attributable to accrued and unpaid interest will begin the day after the date of receipt.

Conversion into cash.    If, upon conversion of a note, we elect to satisfy our conversion obligation solely with cash, such transaction will be treated as described above in “—Sale, exchange or other taxable disposition of the notes or common shares.”

Conversion into common shares and cash.    If a U.S. holder converts notes and we elect to settle the notes with a combination of our common shares and cash, the U.S. federal income tax treatment is uncertain. The conversion may be treated for U.S. federal income tax purposes as a “recapitalization” (with cash as boot) in which case a U.S. holder would recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received (other than any cash received in lieu of a fractional share or attributable to accrued but unpaid interest) and (ii) the amount, if any, by which (a) the sum of the cash received (other than any cash received in lieu of a fractional share or attributable to accrued but unpaid interest) and (b) the fair market value, at the time of the conversion, of our common shares received (other than any of our common shares received attributable to accrued but unpaid interest, but including any fractional share deemed received) exceeds (c) such U.S. holder’s adjusted tax basis in the note. In such case, a U.S. holder’s holding period for our common shares received upon such conversion would include the period during which the note was held (except that the holding period for our common shares received with respect to accrued but unpaid interest would begin on the day after the date of receipt), and such U.S. holder’s adjusted tax basis in our common shares received upon such conversion (including any fractional share deemed received) would equal such U.S. holder’s adjusted tax basis in the note at the time of such conversion, decreased by the amount of cash received (other than any cash received in lieu of a fractional share or attributable to accrued but unpaid interest) and increased by the amount of gain recognized, if any (other than any gain recognized with respect to a fractional share).

Any amount of our common shares or cash received that is attributable to accrued but unpaid interest would be taxable to a U.S. holder as ordinary interest income if not previously included in income as described above under “—Interest on the notes.” A U.S. holder generally will recognize gain or loss for U.S. federal income tax purposes upon the receipt of cash in lieu of a fractional share of common shares in an amount equal to the difference between (i) the amount of cash received and (ii) the portion of such U.S. holder’s adjusted tax basis in the note that is allocated to such fractional share (in other words, such U.S. holder’s adjusted tax basis in any fractional share deemed to be received). Any gain or loss recognized on the receipt of cash in lieu of a fractional share generally will be capital gain or loss and will be long-term capital gain or loss if such U.S. holder’s holding period for the note is more than one year at the time of conversion. Long-term capital gains of non-corporate taxpayers currently are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.

Alternatively, the cash payment received upon conversion of a note may be treated as proceeds from the sale of a portion of the note and taxed in the manner described above in “—Sale, exchange or other taxable disposition of the notes or common shares,” in which case the common shares received on such a conversion would be treated as received upon a conversion of the remaining portion of the note, which generally would not be taxable to a U.S. holder except to the extent of any common shares received with respect to accrued but unpaid interest. In such case, such U.S. holder’s tax basis in the note generally would be allocated pro rata (based on fair market value) among the common shares received and the portion of the note that is treated as sold for cash. The holding period for the common shares received in the conversion would include the holding period for the notes, except that the holding period of any common shares received with respect to accrued but unpaid interest would begin on the day after the date of receipt.

U.S. holders are encouraged to consult their own tax advisors regarding the tax treatment of the receipt of a combination of our common shares and cash in exchange for our notes upon conversion.

Constructive distributions

If at any time we were to make a distribution of cash or property to our shareholders that would be taxable to the shareholders as a dividend for U.S. federal income tax purposes and, in accordance with the anti-dilution provisions of the notes, the conversion rate of the notes were increased, such increase would be a deemed distribution, taxable as a dividend to you to the extent of our current and accumulated earnings and profits (and otherwise as discussed below), notwithstanding the fact that you do not receive a cash payment. If the conversion rate is increased at our discretion or in certain other circumstances (including adjustment to the conversion rate in connection with a fundamental change), such increase also may be a deemed distribution, taxable as a dividend to you to the extent of our current and accumulated earnings and profits (and otherwise as discussed below), notwithstanding the fact that you do not receive a cash payment. In certain circumstances, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you.

If there is a deemed distribution, such distribution will be taxable as a dividend to the extent of our current and accumulated earnings and profits, and thereafter as a return of capital or capital gain in accordance with the tax rules applicable to corporate distributions, but may not be eligible for the reduced rates of tax applicable to certain dividends paid to individual holders or the dividends-received deduction applicable to certain dividends paid to corporate holders. Generally, an increase in the conversion rate made pursuant to a bona fide reasonable adjustment formula in the event of share dividends or distributions of rights to subscribe for our common shares will not be a taxable constructive distribution.

The U.S. Department of the Treasury and the IRS published new proposed Treasury Regulations that, if finalized, may affect holders of notes. You should consult your tax advisor regarding the effect, if any, of the proposed Treasury Regulations in your particular circumstances.

Distributions on common shares

Distributions you receive (or are deemed to receive) in respect of our common shares generally will be treated as a dividend, subject to tax as ordinary income, to the extent payable out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), then as a tax-free return of capital to the extent of your tax basis in our common shares and thereafter as gain from the sale, exchange or other taxable disposition of the shares. Dividends received by a non-corporate U.S. holder will qualify for taxation at a reduced rate if the U.S. holder meets certain holding period and other applicable requirements. Dividends received by a corporate U.S. holder will be eligible for the dividends-received deduction if the U.S. holder meets certain holding period and other applicable requirements.

Possible effect of a change in conversion consideration, including after a consolidation, merger or sale of assets

In certain situations, including a consolidation, merger or combination involving us or a transfer of all or substantially all of our property and assets, the notes may become convertible into property other than our common shares. See “Description of notes—Conversion rights—Recapitalizations, reclassifications and changes to our common shares.” Depending on the circumstances, the conversion of the notes into such property other than our common shares may be a fully or partially taxable event.

Backup withholding and information reporting

Information returns generally will be filed with the IRS in connection with payments of interest on the notes, dividends on the common shares and the proceeds from a sale, exchange or other disposition of the notes or the common shares, unless you are an exempt recipient such as a corporation. We also may be required to report certain information as a result of constructive distributions by filing a return with the IRS or posting such return on our website. You will be subject to backup withholding (currently at a 28% rate) on these payments if you fail to provide your taxpayer identification number and comply with certain certification procedures or you otherwise fail to establish an exemption from backup withholding. Backup withholding is not an additional tax. The amount of any backup withholding will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

Medicare tax

In addition, certain U.S. holders who are individuals, estates or trusts are required to pay a 3.8% Medicare surtax on the lesser of (i) the U.S. holder’s “net investment income” (or, in the case of an estate or trust, “undistributed net investment income”) for the relevant taxable year and (ii) the excess of the U.S. holder’s modified adjusted gross income (or, in the case of an estate or trust, adjusted gross income) for the taxable year over a certain threshold. A U.S. holder’s net investment income generally will include interest, dividends and gains from the sale, exchange or other taxable disposition of the notes or our common shares. U.S. individuals, estates and trusts should consult their own tax advisors regarding the effect, if any, of the Medicare surtax on their ownership and disposition of the notes or our common shares.

Considerations for non-U.S. holders

Interest on the notes

Subject to the discussions below concerning income and gain effectively connected with the conduct of a U.S. trade or business, FATCA (as defined below) and backup withholding, if you are a non-U.S. holder, all payments of interest (including additional interest, as described above) made to you with respect to the notes, generally will be exempt from U.S. federal income and withholding tax, provided that:

•	you do not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power of all classes of our shares that are entitled to vote;

•	you are not a controlled foreign corporation that is related directly or indirectly to us through ownership of our shares;

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•

(i) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN-E or IRS Form W-8BEN (or any successor form thereof)) or (ii) you hold your notes through certain qualified foreign intermediaries and you satisfy the certification requirements of applicable Treasury Regulations.

If you cannot satisfy the requirements described above, the gross amount of payments of interest will be subject to a 30% U.S. federal withholding tax unless you provide a properly executed (i) IRS Form W-8BEN-E or IRS Form W-8BEN (or any successor form thereof) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or (ii) IRS Form W-8ECI (or any successor form thereof) stating, among other things, that interest paid on the notes is not subject to U.S. federal withholding tax because it is effectively connected with your conduct of a trade or business in the United States. You should consult your tax advisor with respect to other U.S. tax consequences of owning and disposing of notes, including, if you are a corporation, the possible imposition of a branch profits tax at a rate of 30% (or a lower applicable income tax treaty rate).

Sale, exchange or other taxable disposition of the notes or common shares

Subject to the discussions below concerning income and gain effectively connected with the conduct of a U.S. trade or business, FATCA (as defined below) and backup withholding, you generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange or other taxable disposition of a note or our common shares unless:

(i) you are an individual non-U.S. holder, you are present in the United States for a period or periods aggregating at least 183 days in the taxable year of such sale, exchange or other taxable disposition and certain other conditions are met;

(ii) that gain is effectively connected with the conduct by you of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment or fixed base maintained by you in the United States); or

(iii) we are or have been a U.S. real property holding corporation, or a USRPHC, for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the period that you held the notes or common shares, and certain other conditions are met.

Regarding clause (i), such an individual generally will be subject to a flat 30% tax (or a lower rate under an applicable income tax treaty) on the U.S.-source capital gain derived from the disposition, which may be offset by U.S.-source capital losses during the taxable year of the disposition.

Regarding clause (ii), if you are engaged in a U.S. trade or business and gain recognized on a sale, exchange or other disposition of the notes or our common shares is effectively connected with your conduct of that trade or business, you generally will be taxed in the same manner as a U.S. holder (including being required to file a U.S. tax return), subject to an applicable income tax treaty providing otherwise, although you will be required to provide a properly executed IRS Form W-8ECI (or any successor form thereof) in order to claim an exemption from withholding. See “—Income or gain effectively connected with a U.S. trade or business,” below.

Regarding clause (iii), generally, a corporation is a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests, as defined in the Code and applicable Treasury Regulations, and its other assets used or held for use in a trade or business. Although not free from doubt, we believe that we currently are not a USRPHC and we do not expect to become a USRPHC for the foreseeable future. In the event that we were, are or become a USRPHC, it is possible that you generally would be taxed on gain recognized on the disposition of our notes or common shares in the same manner as if you were a U.S. holder (subject to an applicable income tax treaty providing otherwise) and/or a 15% withholding tax would apply to the gross proceeds from the sale of our notes or common shares.

However, as long as our common shares are “regularly traded” on an established securities market, you generally will not be subject to U.S. federal income tax on:

(i) gain recognized on the disposition of our common shares, if you owned directly, indirectly or constructively, 5% or less of our common shares at any time during the shorter of the five-year period ending on the date of the disposition or your holding period, or the applicable period, or

(ii) gain recognized on the disposition of our notes, if, on the date you acquired our notes, the notes had a fair market value equal to or less than the fair market value on that date of 5% of our common shares, unless our notes were considered to be “regularly traded,” in which case you would not be subject to U.S. federal income tax on gain recognized on the disposition of the notes, if you owned directly, indirectly, or constructively, 5% or less of the notes at any time during the applicable period.

To the extent that the amount realized on any sale, exchange or other taxable disposition of notes is attributable to accrued but unpaid interest on the note, this amount generally will be taxed in the same manner as described above in “—Interest on the notes.”

Conversion of the notes

To the extent you recognize any gain as a result of the receipt of cash upon the conversion (including the receipt of cash in lieu of a fractional share upon conversion), such gain would be subject to the rules with respect to the sale, exchange or other taxable disposition of a note described above in “—Sale, exchange or other taxable disposition of the notes or common shares.”

Distributions on common shares

Subject to the discussions below concerning income and gain effectively connected with the conduct of a U.S. trade or business, FATCA (as defined below) and backup withholding, if you receive (or are deemed to receive) a distribution with respect to our common shares that is treated as a taxable dividend because it is paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), you generally will be subject to U.S. federal withholding tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). To obtain a reduced rate of withholding under an applicable income tax treaty, you will be required to provide a properly executed IRS Form W-8BEN-E or IRS Form W-8BEN (or any successor form thereof), or if the notes or our common shares are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable Treasury Regulations.

Constructive distributions

As discussed above, an adjustment to the conversion rate of the notes could give rise to a constructive distribution to beneficial owners of notes for U.S. federal income tax purposes. See “—U.S. holders—Constructive distributions” above for more information. With respect to non-U.S. holders, any such deemed distributions generally would be subject to the rules described above in “—Distributions on common shares,” in respect of the withholding of U.S. federal income tax on such deemed distributions. Because a constructive dividend does not result in cash paid to you from which the person who otherwise would be required to withhold U.S. federal income tax can withhold, it is expected that U.S. federal withholding tax attributable to constructive dividends will be withheld from amounts otherwise payable to you after the occurrence of such constructive dividend, including interest payments made on the notes or, if appropriate, the proceeds of sale, retirement or conversion of the notes.

Income or gain effectively connected with the conduct of a U.S. trade or business

If you are engaged in a trade or business in the United States and if interest payments on a note, a dividend paid on our common shares or gain on the disposition of a note or our common shares is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by you in the United States), then you generally will be subject to U.S. federal income tax on such interest, dividends or gain on a net-income basis generally in the same manner as if you were a U.S. person as defined under the Code rather than being subject to withholding, provided that you provide a properly executed IRS Form W-8ECI (or any successor form thereof) with respect to such income. In addition, if you are a foreign corporation, you may be subject to a “branch profits tax” equal to 30% (or a lower rate under an applicable income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest, dividends and gain effectively connected with a trade or business in the United States generally will be included in the earnings and profits of a foreign corporation.

FATCA

The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act (Sections 1471 through 1474 of the Code) and Treasury Regulations thereunder, or FATCA, impose a U.S. federal withholding tax of 30% on certain types of payments, including payments of U.S.-source interest and dividends and, when applicable, gross proceeds from the sale of certain securities producing such U.S.-source interest and dividends made to (i) “foreign financial institutions” (as defined in the legislation) unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders, and (ii) certain non-financial foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under final Treasury Regulations and other guidance, FATCA withholding obligations will apply with respect to interest paid on the notes, dividends paid on our common shares, and payment of gross proceeds on dispositions of our notes or common shares occurring after December 31, 2018. You are urged to consult your tax advisor regarding the implications of the potential application of FATCA withholding on an investment in the notes or our common shares.

We will not pay any additional amounts to you in respect of any amounts withheld, including pursuant to FATCA. Under certain circumstances, you might be eligible for refunds or credits of such taxes. You should consult your tax advisor regarding the effect, if any, of FATCA to you based on your particular circumstances.

Backup withholding and information reporting

Information returns will be filed with the IRS in connection with payments (including constructive dividends) on the notes and on the common shares. Copies of the information returns reporting such payments and any withholding may be made available under the provisions of an applicable income tax treaty to the tax authorities in the country in which you reside. Unless you comply with certification procedures to establish that you are not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale, exchange or other disposition of the notes or common shares, and you may be subject to U.S. backup withholding (currently at a 28% rate) on payments on the notes and on the common shares or on the proceeds from a sale, exchange or other disposition of the notes or common shares. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

THE PRECEDING SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OR PURCHASING, HOLDING OR DISPOSING OF NOTES AND COMMON SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX LAWS, ANY STATE, LOCAL OR NON-U.S. TAX LAWS, ANY CHANGES OR PROPOSED CHANGES IN APPLICABLE LAW AND ANY APPLICABLE TAX TREATY.

Underwriting (Conflicts of Interest)

We will enter into an underwriting agreement with J.P. Morgan Securities LLC, as representative of the several underwriters listed in the table below. Pursuant to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has agreed to purchase from us, the principal amount of notes set forth opposite its name below:

Underwriter	Principal amount of notes
J.P. Morgan Securities LLC	$
Deutsche Bank Securities
Total	$

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The obligations of the underwriters under the underwriting agreement are subject to the satisfaction of certain conditions.

We have agreed to indemnify the underwriters and the qualified independent underwriter, acting in such capacity, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a concession of up to     % of the principal amount. In addition, the underwriters may allow, and those selected dealers may reallow, a concession of up to     % of the principal amount to certain other dealers. After the initial offering, the underwriters may change the public offering price and any other selling terms. The underwriters may offer and sell notes through certain of their affiliates.

The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering, assuming both no exercise and full exercise of the underwriters’ over-allotment option described below.

Paid by us

	No exercise	Full exercise
Per note	$	$
Total	$	$

We estimate that the expenses for this offering payable by us (other than discounts and commissions set forth in the table above) will be approximately $         . We have agreed to reimburse the underwriters for expenses relating to qualification of this offering with FINRA of up to $        .

Pursuant to an engagement letter between us and J.P. Morgan Securities LLC, we have granted J.P. Morgan Securities LLC a right of first refusal, during the term of the engagement letter, to be retained by us in connection with certain strategic and financial transactions, including any equity or debt financing or entry into any syndicated credit facility or other loan.

Option to purchase additional notes

We have granted the underwriters the right to purchase, exercisable within a 30-day period from the date of this prospectus supplement, up to an additional $11,250,000 principal amount of notes from us solely to cover over-allotments, if any. If any additional notes are purchased with this option, the underwriters will offer such additional notes on the same terms as those on which the notes are being offered.

New issue of notes

The notes are a new issue of securities, and there is currently no established trading market for such notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system.

The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue any market-making in the notes at any time in its sole discretion without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the notes. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial public offering price depending on prevailing interest rates, the market for similar securities, our performance and other factors.

No sale of similar securities

We and our directors and our executive officers have agreed that, for a period of 60 days from the date of this prospectus supplement, neither we nor they will, without the prior consent of J.P. Morgan Securities LLC, offer, pledge, sell (or enter into any agreement to offer or sell), directly or indirectly, any common shares or any securities convertible into, or exercisable or exchangeable for, common shares, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the common shares or such other securities, or file or participate in the filing of a registration statement with the SEC in respect of such common shares or securities, or publicly announce an intention to effect one of these transactions.

Notwithstanding the above, the underwriters have agreed in the underwriting agreement that the lock-up agreement applicable to us does not apply to (i) the sale of the securities in this offering, or the issuance by us of any common shares upon the conversion thereof; (ii) issuances of common shares, options, warrants or other equity awards relating to our existing equity or other incentive plans that are described in this prospectus supplement or the documents incorporated by reference herein; (iii) in the case of any existing warrant or option to purchase, or other equity award for, common shares that are disclosed in this prospectus supplement or the documents incorporated by reference herein, the issuance by us of common shares upon the exercise or vesting of such warrant, option or equity award, as the case may be; or (iv) the filing of a registration statement on Form S-8 or other appropriate forms as required by the Securities Act, and any amendments thereto, relating to our common shares or other equity-based securities issuable pursuant to our equity or other incentive plans that are described in the this prospectus supplement or the documents incorporated by reference herein.

In addition, notwithstanding the lock-up agreements applicable to our directors and our executive officers, the underwriters have agreed that the lock-up restrictions applicable to such directors and executive officers do not apply to: (A) the exercise of a warrant or an option to purchase, or the settlement of any other equity award for, common shares (provided that any common shares received are subject to the restrictions contained in the lock-up agreement), (B) the sale or transfer of common shares to us to satisfy any payment or withholding obligations in connection with the exercise of an option to purchase common shares or vesting of restricted common shares, (C) transactions relating to common shares or such other securities acquired in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with subsequent sales of common shares or such other securities acquired in such open market transactions, (D) transfers of common shares or such other securities (1) as a bona fide gift, (2) to any affiliate of such director or officer, (3) to any trust for the direct or indirect benefit of such director or officer or an immediate family member of such director or officer or (4) to any immediate family member of such director or officer, (E) transfers of common shares or such other securities pursuant to the laws of descent or distribution, provided that in the case of any transfer or distribution pursuant to clause (D) and (E) above, (x) each transferee agrees to be bound by the lock-up restrictions and (y) no filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made in connection with such transfer during the lock-up period, or (F) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of common shares or such other securities, provided that such plan does not provide for the transfer of common shares or such other securities during the lock-up period and no public announcement or filing under the Exchange Act regarding the establishment of such plan shall be required of or voluntarily made by or on behalf of such director or officer or us during the lock-up period.

In addition, each of our directors and our executive officers has agreed that, without the prior written consent of J.P. Morgan Securities LLC, he or she will not, during the period commencing on the date of his or her lock-up agreement and ending 60 days after the date of this prospectus supplement, make any demand for, or exercise any right with respect to, the registration of any common shares or any security convertible into or exercisable or exchangeable for our common shares. J.P. Morgan Securities LLC, in its sole discretion, may release any of the securities subject to this lock-up agreement at any time without notice.

Price stabilization and short positions; repurchase of common shares

In connection with the offering of the notes, the underwriters may engage in over-allotment, stabilizing transactions and syndicate covering transactions in the notes and our common shares. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes or our common shares in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes or our common shares in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes or our common shares to be higher than it would otherwise be in the absence of those transactions.

These acquisitions could have the effect of raising or maintaining the market price of our common shares above levels that would otherwise have prevailed, or preventing or retarding a decline in the market price of our common shares. See “Use of proceeds.”

Foreign jurisdictions

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

United Kingdom

With respect to offers and sales of our securities that are the subject of this prospectus supplement:

•

offers or sales of any of such securities to persons in the United Kingdom are prohibited in circumstances which have resulted in or will result in such securities being or becoming the subject of an offer of transferable securities to the public as defined in Section 102B of the Financial Services and Markets Act 2000 (as amended), or the FSMA;

•	all applicable provisions of the FSMA must be complied with, with respect to anything done in relation to such securities in, from or otherwise involving the United Kingdom; and

•

any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received in connection with the issue or sale of such securities shall only be communicated, or be caused to be communicated, in circumstances in which Section 21(1) of the FSMA does not apply to us.

European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), the underwriters have represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, or the Relevant Implementation Date, they have not made and will not make an offer of the notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of J.P. Morgan Securities LLC for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require us or the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

Conflicts of Interests

An affiliate of J.P. Morgan Securities LLC is a lender under our ABL Facility. Because the net proceeds from this offering will be used to repay a portion of the amounts outstanding under our ABL Facility, we expect such affiliate to receive more than 5% of the net proceeds of this offering, which would be considered a “conflict of interest” under FINRA Rule 5121. As such, this offering is being conducted in accordance with FINRA Rule 5121. This rule requires, among other things, that a qualified independent underwriter has participated in the preparation of, and has exercised the usual standards of due diligence in respect to, the registration statement and this prospectus supplement. Deutsche Bank Securities Inc. has agreed to act as qualified independent underwriter for the offering and to perform a due diligence investigation and review and participate in the preparation of the prospectus supplement.

Other relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided in the past and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and our affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions.

In addition, from time to time, the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters

The validity of the issuance of our securities offered by this prospectus supplement will be passed upon for us by Jones Day. Certain legal matters relating to this offering will be passed on for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

Experts

The consolidated financial statements of TimkenSteel Corporation appearing in TimkenSteel Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2015 (including the schedule appearing therein), and the effectiveness of TimkenSteel Corporation’s internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Where you can find more information

We are subject to the informational reporting requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at our website at http://www.timkensteel.com. We do not intend for information contained in our website to be part of this prospectus supplement, other than documents that we file with the SEC that are incorporated by reference in this prospectus supplement.

Information we incorporate by reference

The SEC allows us to incorporate by reference the information we file with them, which means:

•	incorporated documents are considered part of this prospectus supplement;

•	we can disclose important information to you by referring you to those documents; and

•

information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement and incorporated filings.

We incorporate by reference the documents listed below that we filed with the SEC under the Exchange Act:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016; and

•	our Current Reports on Form 8-K filed on January 7, 2016, January 8, 2016 and May 2, 2016.

We also incorporate by reference each of the documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement. We will not, however, incorporate by reference in this prospectus supplement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus supplement unless, and except to the extent, specified in such Current Reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address and telephone number:

TimkenSteel Corporation

1835 Dueber Avenue, SW

Canton, OH 44706

Telephone Number: (330) 471-7000

Prospectus

TIMKENSTEEL CORPORATION

$250,000,000

Debt Securities

Common Shares

Warrants

We may offer from time to time our debt securities, common shares and warrants. We may sell any combination of these securities in one or more offerings with an aggregate initial offering price of $250,000,000 or the equivalent amount in other currencies or currency units.

We will provide the specific terms of the securities to be offered in one or more supplements to this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities. This prospectus may not be used to offer and sell our securities unless accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.

We may offer our securities through agents, underwriters or dealers or directly to investors. The names of any underwriters or agents that are included in a sale of securities to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement. In addition, the underwriters, if any, may over-allot a portion of the securities.

Investing in any of our securities involves risk.

Please read carefully the section entitled “Risk Factors” beginning on page 5 of this prospectus.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “TMST.” The closing price of our common shares on the NYSE on January 7, 2016 was $7.11 per share. None of the other securities that we may offer under this prospectus are currently publicly traded.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 8, 2016.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. For a more complete understanding of the offering of the securities, you should refer to the registration statement, including its exhibits. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information under the heading “Where You Can Find Additional Information” and “Incorporation of Certain Information By Reference.”

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement or in any free writing prospectus that we may provide to you. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date mentioned on the respective cover page of these documents. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

References in this prospectus to the terms “we,” “us,” “the Company” or “TimkenSteel” or other similar terms mean TimkenSteel Corporation and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise. All references to “Timken” mean The Timken Company and its subsidiaries, except that, for all periods following our spinoff from Timken, which we refer to as the spinoff, such references exclude TimkenSteel.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, or the Exchange Act. We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the Public Reference Room. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We make available free of charge on or through our website our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and amendments to these reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the SEC. You may access these documents on the “Invest in Us” page of our website at www.timkensteel.com. We do not intend for information contained on or accessible through our website to be part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in or omitted from this prospectus or any accompanying prospectus supplement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the completion of the offering of securities described in this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2014;

•	our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015; and

•	our current reports on Form 8-K filed on February 2, 2015, May 8, 2015 (as amended by Form 8-K/A filed on September 1, 2015), August 13, 2015, December 22, 2015, January 7, 2016 and January 8, 2016.

Our Current Report on Form 8-K filed on January 8, 2016 updates and supersedes Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2014.

We will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our current reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such current reports.

You may obtain copies of these filings without charge by requesting the filings in writing or by telephone at the following address.

TimkenSteel Corporation 1835 Dueber Avenue, SW Canton, Ohio 44706-2798 Telephone Number: (330) 471-7000 Attn: Secretary

OUR BUSINESS

TimkenSteel became an independent, publicly traded company as the result of the spinoff from Timken on June 30, 2014. In the spinoff, Timken transferred to us all of the assets and generally all of the liabilities related to Timken’s steel business. TimkenSteel was incorporated in Ohio on October 24, 2013, in anticipation of the spinoff. In order to effect the spinoff and to provide a framework for the relationship with Timken, TimkenSteel entered into a number of agreements with Timken, including a separation and distribution agreement, tax sharing agreement, employee matters agreement and transition services agreement. These agreements govern the relationship between TimkenSteel and Timken and provide for the allocation between TimkenSteel and Timken of assets, liabilities and obligations attributable to periods prior to the spinoff.

TimkenSteel traces its roots back to The Timken Roller Bearing Company, which was founded in 1899 by carriage-maker/inventor Henry Timken and his two sons. By 1913, the company launched its first formal research facility, centered on improving the quality of the raw materials used to make its bearings. Early research demonstrated the superiority of bearing steel made in electric-arc furnaces (rather than existing Bessemer and open hearth processes), and that finding, coupled with a desire to ensure a dependable supply of premium steel in the years leading into World War I, led to the decision to competitively produce steel in-house. When The Timken Roller Bearing Company’s Canton, Ohio steel plant became operational in 1917, it included one of the largest electric arc-furnace facilities in the country.

We manufacture alloy steel, as well as carbon and micro-alloy steel, with an annual melt capacity of approximately two million tons. Our portfolio includes special bar quality, or SBQ, bars, seamless mechanical tubing and precision steel components. In addition, we supply machining and thermal treatment services, as well as manage raw material recycling programs, which are used as a feeder system for our operations. We focus on research and development to devise solutions to our customers’ toughest engineering challenges and then leverage those answers into new product offerings. Based on our internal estimates, we have historically supplied, on average, approximately 30% of the seamless mechanical tube demand in the United States.

Based on our knowledge of the steel industry, we believe we are the only focused SBQ steel producer in North America and have the largest SBQ steel large bar (6-inch diameter and greater) production capacity among the North American steel producers. In addition, we are the only steel manufacturer with capabilities of developing SBQ steel large bars up to 16-inches in diameter. SBQ steel is made to restrictive chemical compositions and high internal purity levels and is used in critical mechanical applications. We make these products from nearly 100% recycled steel, using our expertise in raw materials to create custom steel products with a competitive cost structure similar to that of a high-volume producer. We focus on creating tailored products and services for our customers’ most demanding applications. Our engineers are experts in both materials and applications, so we can work closely with each customer to deliver flexible solutions related to our products as well as to their applications and supply chains. We believe our unique operating model and production assets give us a competitive advantage in our industry.

Our recent capital investments are expected to significantly strengthen our position as a leader in providing differentiated solutions for the energy, industrial and automotive market sectors, while enhancing our operational performance and customer service capabilities. In October 2014, we cast our first heat on the world’s largest jumbo bloom vertical caster. The new caster will improve yield by approximately 15%, increase annual finished ton capacity by up to 125,000 tons and expand our product range servicing the energy and industrial market sectors by providing large bar capabilities unique in the United States.

We operate in and report financial results for two segments: 1) Industrial & Mobile and 2) Energy & Distribution. Our customers include companies in the following market sectors: oil and gas; automotive; industrial equipment; mining; construction; rail; aerospace and defense; heavy truck; agriculture; and power generation. A significant portion of our production facilities services all of our end markets across both reportable segments. As a result, we allocate certain costs based on the segments’ use of these shared resources.

Industrial & Mobile

The Industrial & Mobile segment is a leading provider of high-quality air-melted alloy steel bars, tubes, precision components and value-added services. For the industrial market sector, TimkenSteel sells to original equipment manufacturers including agriculture, construction, machinery, military, mining, power generation and rail. For the mobile market sector, TimkenSteel sells to automotive customers including light-vehicle, medium-truck and heavy-truck applications. Products in this segment are in applications including engine, transmission and driveline components, large hydraulic system components, military ordnance, mining and construction drilling applications and other types of equipment.

Energy & Distribution

The Energy & Distribution segment is a leading provider of high-quality air-melted alloy steel bars, seamless tubes and value-added services such as thermal treatment and machining. The Energy & Distribution segment offers unique steel chemistries in various product configurations to improve customers’ performance in demanding drilling, completion and production activities. Application of TimkenSteel’s engineered material solutions can be found in both offshore and land-based drilling rig activities. Vertical and horizontal drilling and completion applications include high strength drill string components and specialized completion tools that enable hydraulic fracturing for shale gas and oil. Distribution channel activity also is conducted through this segment. Distribution channel activity constitutes direct sales of steel bars and seamless mechanical tubes to distributors. TimkenSteel authorized service centers enable TimkenSteel to collaborate with various independent service centers to deliver differentiated solutions for end users.

Company Information

Our principal executive offices are located at: 1835 Dueber Avenue SW, Canton, Ohio 44706-2798, our telephone number is (330) 471-7000 and our website is http://www.timkensteel.com. We do not intend for information contained in or accessible through our website to be part of this prospectus, other than documents that we file with the SEC that are incorporated by reference in this prospectus.

RISK FACTORS

Investing in our securities involves risk. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in our most recent annual report on Form 10-K and in our most recent quarterly reports on Form 10-Q, which are incorporated herein by reference and may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future, and any risk factors contained in the applicable prospectus supplement. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties that are not yet identified may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Certain statements contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, or the Securities Act, and Section 21E of the Exchange Act. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions and may discuss, among other things, anticipated future performance (including sales and earnings), expected growth, and future business plans. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to” and similar expressions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience.

These risks, uncertainties and other factors include such things as:

•	our ability to realize the expected benefits of the spinoff from Timken;

•	the costs associated with being an independent public company, which may be higher than anticipated;

•	deterioration in world economic conditions, or in economic conditions in any of the geographic regions in which we conduct business, including additional adverse effects from global economic slowdown, terrorism or hostilities. This includes: political risks associated with the potential instability of governments and legal systems in countries in which we or our customers conduct business, and changes in currency valuations;

•	the effects of fluctuations in customer demand on sales, product mix and prices in the industries in which we operate. This includes: our ability to respond to rapid changes in customer demand; the effects of customer bankruptcies or liquidations; the impact of changes in industrial business cycles; and whether conditions of fair trade continue in the U.S. markets;

•	competitive factors, including changes in market penetration; increasing price competition by existing or new foreign and domestic competitors; the introduction of new products by existing and new competitors; and new technology that may impact the way our products are sold or distributed;

•	changes in operating costs, including the effect of changes in our manufacturing processes; changes in costs associated with varying levels of operations and manufacturing capacity; availability of raw materials and energy; our ability to mitigate the impact of fluctuations in raw materials and energy costs and the effectiveness of our surcharge mechanism; changes in the expected costs associated with product warranty claims; changes resulting from inventory management, cost reduction initiatives and different levels of customer demands; the effects of unplanned work stoppages; and changes in the cost of labor and benefits;

•	the success of our operating plans, announced programs, initiatives and capital investments (including the jumbo bloom vertical caster and advanced quench-and-temper facility); the ability to integrate acquired companies; the ability of acquired companies to achieve satisfactory operating results, including results being accretive to earnings; and our ability to maintain appropriate relations with unions that represent our associates in certain locations in order to avoid disruptions of business;

•	unanticipated litigation, claims or assessments, including claims or problems related to intellectual property, product liability or warranty, environmental issues and taxes, among other matters;

•	the availability of financing and interest rates, which affect: our cost of funds and/or ability to raise capital; our ability to comply with our covenants in the agreements governing our revolving credit facility and any future indebtedness; our pension obligations and investment performance; and/or customer demand and the ability of customers to obtain financing to purchase our products or equipment that contain our products; and the amount of any dividend declared by our Board of Directors on our common shares and the amount and timing of any repurchases of our common shares; and

•	those items identified under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC.

See “Risk Factors” for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. It is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, and the above list should not be considered to be a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

USE OF PROCEEDS

Unless we inform you otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale of our securities to which this prospectus relates for general corporate purposes. These purposes may include, but are not limited to:

•	reduction or refinancing of outstanding indebtedness or other corporate obligations;

•	additions to working capital;

•	capital expenditures; and

•	acquisitions.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of consolidated earnings to fixed charges for the periods presented:

	Nine Months Ended September 30,	Year Ended December 31,
	2015	2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	(1)	18.01x	10.82x	40.50x	86.26x	63.81x

(1)	For the nine months ended September 30, 2015, there was a deficiency of earnings to cover the fixed charges of $77.7 million. Accordingly, the ratio for this period has not been presented.

The ratio of earnings to fixed charges is computed by dividing fixed charges into income before taxes. Fixed charges consist of interest expense, net, including amortization of discount and financing costs and the portion of operating rental expense that we believe is representative of the interest component of rent expense. The interest expense included in fixed charges reflects only interest on third-party indebtedness and excludes any interest expense accrued on uncertain tax positions, as permitted by Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 740, Income Taxes.

DESCRIPTION OF CAPITAL STOCK

Introduction

In the discussion that follows, we have summarized the material provisions of our articles of incorporation and regulations relating to our capital stock. This discussion is subject to the relevant provisions of Ohio law and is qualified in its entirety by reference to our articles of incorporation and regulations. You should read the provisions of our articles of incorporation and regulations as currently in effect for more details regarding the provisions described below and for other provisions that may be important to you. We have filed copies of those documents with the SEC, and they are incorporated by reference. See “Where You Can Find Additional Information.”

Authorized capital stock

Our authorized capital stock consists of 200,000,000 common shares and 10,000,000 preferred shares, issuable in series. Each authorized common share is without par value.

Common shares

Subject to the restrictions described below, the holders of our common shares are entitled to receive dividends from funds legally available when, as and if declared by our board of directors and, upon our liquidation, dissolution or winding up, are entitled to receive pro rata our net assets after satisfaction in full of the prior rights of our creditors and holders of any preferred shares.

Each of our common shares entitles its holder to one vote in the election of each director and on all other matters voted on generally by our shareholders. None of our common shares affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so. Our board of directors may grant holders of preferred shares, in the amendment or amendments creating the series of preferred shares, the right to vote on the election of directors or any questions affecting our company.

Holders of our common shares have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common shares. All of our outstanding common shares are fully paid and non-assessable. The rights, preferences and privileges of the holders of our common shares are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred shares that we may designate and issue in the future.

Preferred shares

At the direction of our board of directors, without any action by the holders of our common shares, we may issue one or more series of preferred shares from time to time. Our board of directors can determine the number of shares of each series of preferred shares and the designation and relative, participating, optional or other special powers, preferences or qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, pre-emptive rights, terms of redemption and liquidation preferences, of each series.

We believe that the ability of our board of directors to issue one or more series of our preferred shares will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. Our authorized preferred shares, as well as our common shares, will be available for issuance without further action by our shareholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may be listed or traded. If the approval of our shareholders is not required for the issuance of our preferred shares or our common shares our board may determine not to seek shareholder approval.

The existence of undesignated preferred shares may enable our board of directors to render more difficult or to discourage an attempt to obtain control of our Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The terms of one or more classes or series of preferred shares could dilute the voting power or reduce the value of our common shares. For example, we could grant holders of preferred shares the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we could assign to holders of preferred shares could affect the residual value of the common shares. As a result, the issuance of preferred shares, or the issuance of rights to purchase preferred shares, may discourage an unsolicited acquisition proposal or may materially and adversely affect the market price of our common shares or any existing preferred shares.

Limitation on Directors’ Liability

Ohio law provides that a corporation may indemnify directors, officers, employees and agents within prescribed limits, and must indemnify them under certain circumstances. Ohio law does not authorize payment by a corporation of judgments against a director, officer, employee or agent after a finding of negligence or misconduct in a derivative suit absent a court order. Indemnification is required, however, to the extent such person succeeds on the merits. In all other cases, if it is determined that a director, officer, employee, or agent acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, indemnification is discretionary, except as otherwise provided by a corporation’s articles of incorporation or regulations, or by contract, except with respect to the advancement of expenses to directors (as discussed in the next paragraph). The statutory right to indemnification is not exclusive under Ohio law, and Ohio corporations may, among other things, purchase insurance to indemnify such persons.

Ohio law also provides that a director (but not an officer, employee, or agent) is entitled to mandatory advancement of expenses, including attorneys’ fees, incurred in defending any action, including derivative actions, brought against the director, provided that the director agrees to cooperate with the corporation concerning the matter and to repay the amount advanced if it is proved by clear and convincing evidence that such director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

Our regulations limit the liability of the members of our board of directors by providing that we will indemnify, to the fullest extent permitted by law, any director who is party to an action, lawsuit or proceeding by reason of the fact that they are a director. However, we will not be required to indemnify a director if the action, lawsuit or proceeding was initiated by the director, unless the action, lawsuit or proceeding was initiated by the director to enforce their right to indemnification and it is finally adjudicated that they are entitled to indemnification.

This provision could have the effect of reducing the likelihood of derivative litigation against our directors and may discourage or deter our shareholders or management from bringing a lawsuit against our directors, even though such an action, if successful, might otherwise have benefited us and our shareholders.

Statutory Business Combination Provision

As an Ohio corporation, we are subject to Chapter 1704 and Section 1701.831 of the Ohio Revised Code and we have not opted out of the application of these provisions. For a further discussion, please see “Risk Factors—Risks Related to our Common Shares—Provisions in our corporate documents and Ohio law could have the effect of delaying, deferring or preventing a change in control of TimkenSteel, even if that change may be considered beneficial by some of our shareholders” in our Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated herein by reference.

Anti-Takeover Effects of Provisions of our Articles of Incorporation and Regulations

Pursuant to our articles of incorporation, our board of directors is divided, with respect to the terms for which the directors severally hold office, into three classes. Each class will consist, as nearly as may be possible, of one-third of the total number of directors constituting the whole board of directors, with the three-year term of office of one class of directors expiring each year. In addition, our regulations provide that our board of directors may fix the number of directors within a range of nine to 11 directors. These provisions will prevent our shareholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

The provisions of our regulations may be amended, to the extent permitted by law, by the directors or at a meeting of the shareholders by the affirmative vote of the shareholders of record entitling them to exercise a majority of the voting power on the proposal, if such proposal has been recommended by a vote of the directors then in office as being in the best interests of the Company and its shareholders. The provisions of our articles of incorporation may be amended at a meeting of the shareholders by the affirmative vote of the shareholders of record entitling them to exercise two-thirds of the voting power on the proposal.

Our regulations contain advance-notice and other procedural requirements that apply to shareholder nominations of persons for election to our board of directors at any annual meeting of shareholders and to shareholder proposals that shareholders take any other action at any annual meeting. In the case of any annual meeting, a shareholder proposing to nominate a person for election to our board of directors or proposing that any other action be taken must give our corporate secretary written notice of the proposal not less than 90 days and not more than 120 days before the first anniversary of the date of the immediately preceding year’s annual meeting of shareholders. These shareholder proposal deadlines are subject to exceptions if the pending annual meeting date is more than 30 days prior to or more than 30 days after the first anniversary of the immediately preceding year’s annual meeting. Our regulations prescribe specific information that any such shareholder notice must contain. These advance-notice provisions may have the effect of precluding a contest for the election of our directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of those nominees or proposals might be harmful or beneficial to us and our shareholders.

As discussed above under “Description of Capital Stock—Preferred Shares,” our articles of incorporation authorize our board of directors, without the approval of our shareholders, to provide for the issuance of all or any preferred shares in one or more series and to determine the number of shares of each series of preferred shares and the designation and relative, participating, optional or other special powers, preferences or qualifications, limitations or restrictions applicable to any of those rights, including dividend rights, voting rights, conversion or exchange rights, pre-emptive rights, terms of redemption and liquidation preferences, of each series. The issuance of preferred shares, or the issuance of rights to purchase preferred shares, could be used to discourage an unsolicited acquisition proposal. In addition, under some circumstances, the issuance of preferred shares could adversely affect the voting power of our common shareholders.

In addition to the purposes described above, these provisions of our articles of incorporation and regulations are also intended to increase the bargaining leverage of our board of directors, on behalf of our shareholders, in any future negotiations concerning a potential change of control of our company. Our board of directors has observed that certain tactics that bidders employ in making unsolicited bids for control of a corporation, including hostile tender offers and proxy contests, have become relatively common in modern takeover practice. Our board of directors considers those tactics to be highly disruptive to a corporation and often contrary to the overall best interests of its shareholders. In particular, bidders may use these tactics in conjunction with an attempt to acquire a corporation at an unfairly low price. In some cases, a bidder will make an offer for less than all the outstanding capital stock of the target company, potentially leaving shareholders with the alternatives of partially liquidating their investment at a time that may be disadvantageous to them or retaining an investment in the target company under substantially different management with objectives that may not be the same as the new controlling shareholder. The concentration of control in our Company that could result from such an offer could deprive our remaining shareholders of the benefits of listing on the NYSE and public reporting under the Exchange Act, or the Exchange Act.

While our board of directors does not intend to foreclose or discourage reasonable merger or acquisition proposals, it believes that value for our shareholders can be enhanced by encouraging would-be acquirers to forego hostile or coercive tender offers and negotiate with the board of directors terms that are fair to all shareholders. Our board of directors believes that the provisions described above will (i) discourage disruptive tactics and takeover attempts at unfair prices or on terms that do not provide all shareholders with the opportunity to sell their shares at a fair price and (ii) encourage third parties who may seek to acquire control of our Company to initiate such an acquisition through negotiations directly with our board of directors. Our board of directors also believes these provisions will help give it the time necessary to evaluate unsolicited offers, as well as appropriate alternatives, in a manner that assures fair treatment of our shareholders. Our board of directors recognizes that a takeover might in some circumstances be beneficial to some or all of our shareholders, but, nevertheless, believes that the benefits of seeking to protect its ability to negotiate with the proponent of an unfriendly or unsolicited proposal to take over or restructure our Company outweigh the disadvantages of discouraging those proposals.

Transfer Agent and Registrar

Wells Fargo Shareowner Services is the transfer agent and registrar for our common shares. Our shareholders can contact the transfer agent and registrar at:

Wells Fargo Shareowner Services

1110 CentrePoint Curve, Suite 101

Mendota Heights, MN 55120

Telephone 1-800-468-9716 or

(651) 450-4064 (outside the United States, Canada and Puerto Rico)

DESCRIPTION OF WARRANTS

General

We may issue warrants for the purchase of our common shares. The following description sets forth certain general terms and provisions of the warrants that we may offer pursuant to this prospectus. The particular terms of the warrants and the extent, if any, to which the general terms and provisions may apply to the warrants so offered will be described in the applicable prospectus supplement.

Warrants may be issued independently or together with other securities and may be attached to or separate from any offered securities. Any series of warrants may be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. Any warrant agent will act solely as our agent in connection with the warrants and will not have any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

A copy of the forms of any warrant agreement and warrant certificate relating to any particular issue of warrants will be filed with the SEC each time we issue warrants, and you should read those documents for provisions that may be important to you. For more information on how you can obtain copies of the forms of any warrant agreement and related warrant certificate, see “Where You Can Find Additional Information.”

The prospectus supplement relating to a particular issue of warrants to issue common shares will describe the terms of the warrants, including the following:

•	the title of the warrants;

•	the offering price for the warrants, if any;

•	the aggregate number of the warrants;

•	the designation and terms of our common shares that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

•	the number of our common shares that may be purchased upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the warrants commence and expire;

•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	if applicable, a discussion of material U.S. federal income tax considerations;

•	anti-dilution provisions of the warrants, if any;

•	redemption or call provisions, if any, applicable to the warrants;

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants; and

•	any other information we think is important about the warrants.

Exercise of Warrants

Each warrant will entitle the holder of the warrant to purchase at the exercise price set forth in the applicable prospectus supplement the number of our common shares being offered. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants are void. Holders may exercise warrants as set forth in the prospectus supplement relating to the warrants being offered.

Until a holder exercises the warrants to purchase our common shares, the holder will not have any rights as a holder of our common shares, as the case may be, by virtue of ownership of warrants.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes the general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The debt securities will be issued under an indenture to be entered into between us and U.S. Bank National Association, as trustee, as it may be amended and supplemented from time to time. We have summarized select portions of the indenture below. The summary is not complete, and is qualified in its entirety by reference to the indenture. The indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended. The form of indenture has been filed as an exhibit to the registration statement. You should read the indenture for provisions that may be important to you. Capitalized terms used in the summary have the meaning specified in the indenture.

General

Unless otherwise specified in a supplement to this prospectus, the debt securities will be our senior, direct, unsecured obligations and, as such, will rank pari passu in right of payment with all of our existing and future senior unsecured indebtedness and senior in right of payment to all of our subordinated indebtedness. The debt securities will be effectively subordinated to (i) all existing and future indebtedness or other liabilities of our subsidiaries and (ii) all of our existing and future secured indebtedness to the extent of the value of the collateral securing that indebtedness.

The indenture does not limit the aggregate principal amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series. We may specify a maximum aggregate principal amount for the debt securities of any series.

Unless otherwise specified in the applicable prospectus supplement, the indenture does not afford the holders of the debt securities the right to require us to repurchase or redeem the debt securities in the event of a highly-leveraged transaction.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the applicable prospectus supplement, we may reopen a series, without the consent of the holders of the outstanding debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except for the issue date and, in some cases, the public offering price and the first interest payment date, and will be consolidated with, and form a single series with, such outstanding debt securities; provided, however, that if such additional debt securities are not fungible with the outstanding debt securities of such series for U.S. federal income tax purposes, the additional debt securities will have a separate CUSIP number.

The prospectus supplement will set forth, among other things:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will issue the debt securities;

•	whether the debt securities will be senior debt securities or subordinated debt securities, and if they are subordinated debt securities, the terms of the subordination;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities and the right if any, to extend such date or dates;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the right, if any, to extend the interest periods and the duration of that extension;

•	the place or places where principal of, and premium and interest on, the debt securities will be payable;

•	the terms and conditions upon which we may redeem the debt securities;

•	any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the designation of the currency or currencies in which payment of principal of, and premium and interest on, the debt securities will be made if other than U.S. dollars;

•	whether the debt securities may be exchangeable for and/or convertible into our common shares or any other security;

•	any provisions relating to any security provided for the debt securities;

•	any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

The foregoing is not intended to be an exclusive list of the terms that may be applicable to any offered debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies in the applicable prospectus supplement.

Exchange and Transfer

Debt securities may be transferred or exchanged at the office of the registrar or co-registrar designated by us.

We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any redemption of debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening of 15 business days before the day of sending of a notice of redemption and ending at the close of business on the day such notice is sent; or

•	register the transfer of or, exchange any, debt security of that series selected, called or being called for redemption, in whole or in part, except the unredeemed portion of any series being redeemed in part.

We may initially appoint the trustee as the registrar. Any transfer agent, in addition to the registrar initially designated by us, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•	be registered in the name of a depositary that we will identify in a prospectus supplement;

•	be deposited with the trustee as custodian for the depositary or its nominee; and

•	bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•	the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary, and in either case we fail to appoint a successor depositary registered as a clearing agency under the Exchange Act within 90 days of such event;

•	we execute and deliver to the trustee an officer’s certificate to the effect that such global securities shall be so exchangeable; or

•	an event of default with respect to the debt securities represented by such global securities shall have occurred and be continuing.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

•	will not be entitled to have the debt securities registered in their names;

•	will not be entitled to physical delivery of certificated debt securities; and

•	will not be considered to be holders of those debt securities under the indenture.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Each person owning a beneficial interest in a global security must rely on the procedures of the depositary (and, if such person is not a participant, on procedures of the participant through which such person owns its interest) to exercise any rights of a holder under the indenture.

Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants’ interests, or by any participant, with respect to interests of persons held by participants on their behalf. Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary’s acts or omissions or any participant’s records with respect to beneficial interests in a global security.

Payment and Paying Agent

The provisions of this subsection will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder.

We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

Subject to any applicable abandoned property law, all moneys paid by us to a paying agent for payment on any debt security that remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Sale of Assets

Except as otherwise set forth in the applicable prospectus supplement, we may not merge or consolidate with or into any other person, in a transaction in which we are not the surviving corporation, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of us and our subsidiaries, taken as a whole, to any person, unless:

•	the successor or transferee is a U.S. corporation, limited liability company, partnership, trust or other entity;

•	the successor or transferee assumes our obligations on the debt securities and under the indenture pursuant to a supplemental indenture in form reasonably satisfactory to the trustee;

•	immediately after giving effect to the transaction and treating our obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no default or event of default under the indenture shall have occurred and be continuing; and

•	an officer’s certificate and an opinion of counsel have been delivered to the trustee in connection with the foregoing.

In the event of the above transaction, if there is a successor or transferee, then the successor or transferee will expressly assume all of our obligations under the indenture and automatically be substituted for us in the indenture and as issuer of the debt securities and may exercise every right and power of ours under the indenture with the same effect as if such successor or transferee had been named in our place in the indenture; provided, however, that the predecessor company will not be relieved of the obligation to pay principal and interest on the debt securities except in the case of a sale of all of the assets of us and our subsidiaries, taken as a whole.

Events of Default

Event of default means, with respect to any series of debt securities, any of the following:

•	default in the payment of any interest on any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

•	default in the payment of principal of, or premium on, any debt security of that series when due and payable;

•	failure on our part to comply with the covenant described under “—Consolidation, Merger and Sale of Assets”;

•	default in the performance or breach of any other covenant or warranty by us in the indenture or any supplemental indenture with respect to such series (other than a covenant or warranty that has been included in the indenture or supplemental indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after (i) we receive written notice from the trustee or (ii) we and the trustee receive written notice from the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of our company; and

•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

We will promptly deliver to the trustee written notice of any event which with the giving of notice and the lapse of time would become a covenant event of default, or any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement, along with a description of the status and what action we are taking or propose to take with respect to such event of default.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization of our company) with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization of our company, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if the rescission and annulment would not conflict with any judgment or decree already rendered and if all events of default with respect to that series, other than the non-payment of principal and interest, if any, with respect to debt securities of that series that has become due and payable solely because of the acceleration, have been cured or waived and all sums paid or advanced by the trustee and the reasonable compensation expenses and disbursements of the trustee and its agents and counsel have been paid as provided in the indenture.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives security or indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and offered security or indemnity satisfactory to the trustee, to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and premium and any interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of such payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may amend or modify the indenture without the consent of any holder of debt securities of the series affected by the modifications or amendments in order to:

•	cure any ambiguity, defect or inconsistency;

•	conform the text of the indenture, including any supplemental indenture, or the debt securities to any corresponding provision of this “Description of Debt Securities” or description of the debt securities found in the prospectus supplement as evidenced by an officer’s certificate;

•	provide for the issuance of additional debt securities;

•	provide for the assumption of our obligations in the case of a merger or consolidation and our discharge upon such assumption provided that the provision under “Consolidation, Merger and Sale of Assets” of the indenture is complied with;

•	add covenants or make any change that would provide any additional rights or benefits to the holders of the debt securities;

•	add guarantees with respect to the debt securities;

•	provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	secure the debt securities;

•	add or appoint a successor or separate trustee;

•	make any change that does not adversely affect the rights of any holder of debt securities in any material respect, as evidenced by an officer’s certificate; or

•	obtain or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Other amendments and modifications of the indenture or the debt securities issued may be made with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of the affected series, and our compliance with any provision of the indenture with respect to the debt securities may be waived by written notice to the trustee by the holders of a majority of the aggregate principal amount of the outstanding debt securities of the affected series. However, no modification or amendment may, without the consent of the holder of each outstanding debt security of the affected series:

•	reduce the principal amount, any premium or change the stated maturity of any debt security or alter or waive any of the provisions with respect to the redemption or repurchase of the debt securities;

•	change the place of payment or currency in which principal, any premium or interest is paid;

•	impair the right to institute suit for the enforcement of any payment on the debt securities;

•	waive a payment default with respect to the debt securities;

•	reduce the interest rate or extend the time for payment of interest on the debt securities;

•	make any change to the amendment and modification provisions in the indenture; or

•	reduce the percentage in principal amount outstanding of debt securities, the consent of the holders of which is required for any of the foregoing modifications or otherwise necessary to modify, supplement or amend the indenture or to waive any past default.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of an affected series may, on behalf of the holders of all debt securities of such series, waive our compliance with provisions of the indenture. Prior to the acceleration of the maturity of the debt securities of any series pursuant to the terms of the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series may, on behalf of the holders of all the debt securities of such series, waive any past default under the indenture with respect to such debt securities and its consequences, except (i) a default with respect to such series in the payment of the principal of, or premium or any interest on, the debt securities of such series or (ii) a default or event of default in respect of a covenant or provision that cannot be modified or amended without the consent of all of the holders of the outstanding debt securities of the affected series.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, in certain circumstances, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities, to replace stolen, lost or mutilated debt securities, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal firm to pay and discharge each installment of principal, premium and interest in accordance with the terms of the indenture and the debt securities of that series.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, upon compliance with certain conditions, we may be released from our obligation to comply with certain covenants set forth in the indenture and any supplemental indenture, and any failure to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of the applicable series, or covenant defeasance.

The conditions include:

•	depositing with the trustee money and/or U.S. government obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants, a nationally recognized investment bank or a nationally recognized appraisal firm to pay and discharge each installment of principal of, premium and interest in accordance with the terms of the indenture and the debt securities of the applicable series; and

•	delivering to the trustee an opinion of counsel to the effect that the beneficial owners of the debt securities of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

PLAN OF DISTRIBUTION

We may sell the offered securities in and outside the United States:

•	through underwriters or dealers;

•	directly to purchasers;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	through agents; or

•	through a combination of any of these methods.

The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price or initial public offering price of the securities;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	any commissions paid to agents; and

•	any securities exchanges on which the securities may be listed.

Sale through Underwriters or Dealers

If underwriters are used in the sale, we will execute an underwriting agreement with them regarding the securities. The underwriters will acquire the securities for their own account, subject to conditions in the underwriting agreement. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer the securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. To the extent expressly set forth in the applicable prospectus supplement, these transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

If dealers are used in the sale of the securities, we will sell the securities to them as principals. They may then resell the securities to the public at varying prices determined by the dealers at the time of resale. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the prospectus supplement.

Remarketing Arrangements

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with the agents, dealers, underwriters and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers, underwriters or remarketing firms may be required to make. Agents, dealers, underwriters and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

LEGAL MATTERS

Jones Day will pass upon the validity of the securities being offered hereby.

EXPERTS

The consolidated financial statements and schedule of TimkenSteel Corporation included in TimkenSteel’s Current Report (Form 8-K) filed on January 8, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

TimkenSteel Corporation

$75,000,000

    % Convertible Senior Notes due 2021

Prospectus supplement

J.P. Morgan

Deutsche Bank Securities

                    , 2016